UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Jefferies Financial Group Inc.

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2021 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
MARCH 25, 2021

February 12, 2021

Dear Fellow Shareholders,

We present this year’s Proxy Statement and invite you to participate in our 2021 Annual Meeting of Shareholders on Thursday, March 25, 2021 at 10:00 a.m. New York City time. Because, at this time, we remain in the midst of the global COVID-19 pandemic, we will conduct our meeting virtually (see page 3 for details). The agenda will include a vote for the election of directors, an advisory vote to approve our 2020 executive compensation, a vote to approve Jefferies Financial Group’s new Equity Compensation Plan, and a vote on the selection of our independent auditors. Our CEO, Rich Handler, and our President, Brian Friedman, will discuss our strategy and operating performance and answer your questions.

2020

To paraphrase Dickens, “It was the worst of times, it was the best of times.” It was a year of a worldwide pandemic that, to date, resulted in more than 107 million global victims of COVID-19, and more than 2.3 million souls lost to the virus, including one of our own, Peg Broadbent, the former CFO of Jefferies Group LLC, whom we miss daily. It was a year of social and political unrest. And it was a year in which the combination of those two factors exacted enormous hardship and loss on myriad fronts on far too many people.

But it also ended up being a year of hope and opportunity. It was a year in which global doctors and scientists developed effective vaccines in breath-taking, record time. It was a year in which democracy stood tall. It was a year in which our political leaders put aside their differences and agreed to provide much-needed financial stimulus to buy time for recovery. It was a year of a fundamental recognition of the need for social change to correct the longstanding injustices suffered by minorities.

And it was a year in which the leaders and team at Jefferies not only met the challenges of chaos but rose above them and generated outstanding results. It was a year in which, essentially over a weekend in March, all of Jefferies went from working side-by-side at established offices to working together from home – all without missing a single beat as they strove to serve our clients and advance against our competitors. It was a year in which Jefferies Group, the core of our business, generated

•	Annual net revenues of $5.2 billion, up 67% over 2019,

•	Net earnings of $875 million, up 258% over 2019, and

•	Return on Tangible Equity of 20.4%.

And it was a year in which we returned $974 million in capital to our shareholders by way of

•	$161 million cash dividends and

•	$813 million worth of repurchases of Jefferies shares.

2020 Highlights

Jefferies Group annual net revenues of $5.2 billion, up 67% over 2019

Jefferies Group net earnings of $875 million, up 258% over 2019

Jefferies Group return on tangible equity of 20.4%

Jefferies Financial Group returned $974 million in capital to our shareholders

For the three-year period 2018 through 2020, we returned nearly $3.4 billion to shareholders

On a fully diluted per share basis, book value per share increased from $28.37 three years ago to $37.65 at November 30, 2020.

Tangible book value increased from $20.48 three years ago to $27.38 at November 30, 2020. The combination of this 34% increase in tangible book value per share plus $3.05 per share for the three years in dividends and the Spectrum Brands distribution delivered a 49% return to shareholders for this period.

2021 Proxy Statement	1

That capital return in 2020 means that, for the three-year period 2018 through 2020, we returned nearly $3.4 billion (or 44%) of beginning tangible shareholders’ equity, while ending up at November 30, 2020 with $9.4 billion of shareholders’ equity and $7.5 billion of tangible shareholders’ equity, which compares to $10.1 billion of shareholders’ equity and $7.7 billion of tangible shareholders’ equity at the beginning of 2018.	“To their credit, our team exceeded our every expectation in one of the wildest years ever. And that just makes us even more encouraged than ever about Jefferies’ future.”

Finally, it was a year in which the wisdom of transitioning to a pure financial-services platform and prudently divesting our Merchant Bank holdings seems to have been proven in spades.

We enthusiastically recommend that you read our CEO and President’s annual letter to shareholders and our 2020 Annual Report and Form 10-K available on our Jefferies.com website for a more in-depth discussion of 2020.

Our Gratitude

We would be remiss this year were we not to express our deepest and most sincere gratitude to our employees who, in the face of a deadly pandemic and from desktops located in more than 4,000 homes, marshalled their personal resources and the teamwork and shared culture of Jefferies to deliver to our shareholders and all other stakeholders a phenomenal year. We are so proud of them and so pleased to have them on our team. Well done one and all!

Our Continued Perspective

Last year we said: “We could not be more enthusiastic about our management team and our prospects for the future.... We remain impressed by our team and believe we have the right strategy for long-term success for Jefferies and for you, our fellow shareholders.” To their credit, our team exceeded our every expectation in one of the wildest years ever. And that just makes us even more encouraged than ever about Jefferies’ future.

Your Vote Matters

Please accept our most sincere gratitude for your investment and partnership with us. We genuinely hope you will participate in our annual shareholders meeting. If you are not able to participate, we ask you to vote by proxy in support of our recommendations. The proxy materials contain necessary information about the matters on which we are asking you to vote. The Jefferies team is open to addressing any questions you may have. Thank you again for your support.

Sincerely,

The Jefferies Board of Directors

2	Jefferies Financial Group

Notice of Annual Meeting of Shareholders

Date and Time March 25, 2021 at 10:00 a.m.	Jefferies virtual Annual Meeting of Shareholders may be accessed using the following link: www.virtualshareholdermeeting.com/JEF2021.

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at our 2021 Annual Meeting of Shareholders.

Purpose of Meeting

Proposal	Vote Required to Elect or Approve	Board Recommendation	Page Reference
Election of Directors	Majority of the votes cast	For each nominee	11
Advisory Vote on 2020 Executive Compensation	Majority of the votes cast	For	34
Vote on Jefferies Financial Group Equity Compensation Plan	Majority of the votes cast (for this proposal only, abstentions are treated as votes against)	For	55
Ratification of Independent Auditors	Majority of the votes cast	For	61

Consider other matters that properly come before the meeting

Other Important Information

Shareholders should read Important Information for Our Shareholders beginning on page 69 for additional information, including ways for you to vote prior to the meeting.

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. Voting instructions are outlined in the Notice of Internet Availability of Proxy Materials and on your proxy card.

	If you are a shareholder of record	If you hold your shares in street name
By Internet (24 hours a day):	proxyvote.com	proxyvote.com
By Telephone (24 hours a day):	1-800-690-6903	1-800-690-6903
By Mail:	Return a properly executed and dated proxy card in the provided pre-paid envelope	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available

Generally, the deadline for voting by telephone or using the internet is 11:59 p.m. EDT on Wednesday, March 24, 2021. Please read Important Information for Our Shareholders for other voting deadlines.

At the virtual Annual Meeting, shareholders will be able to listen to the meeting live and vote. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/JEF2021, you must enter the 16-digit control number available on your proxy card if you are a shareholder of record or included in your voting instruction card and voting instructions you received from your broker, bank or other institution. Although you may vote online during the virtual Annual Meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.

A technical support line will be available on the meeting website for any questions on how to participate in the Annual Meeting of if you encounter any difficulties accessing the virtual meeting.

The meeting webcast will begin promptly at 10:00 a.m., New York City time, on Thursday, March 25, 2021, and we encourage you to access the meeting prior to the start time.

Shareholders will be able to ask questions through the virtual meeting website either before or during the meeting. Questions may be submitted during the virtual Annual Meeting through www.virtualshareholdermeeting.com/JEF2021. The Company will answer appropriate questions during the virtual Annual Meeting.

2021 Proxy Statement	3

Proxy Summary

Who We Are

Jefferies Financial Group Inc. is engaged in investment banking and capital markets, asset management and direct investing. Jefferies Group LLC (Jefferies Group), our largest subsidiary, was established in 1962 and is now the largest independent full-service global investment banking firm headquartered in the U.S.

Our strategy focuses on strengthening and expanding our core businesses of Investment Banking and Capital Markets and Asset Management, while continuing to simplify our structure and return capital to our shareholders. We are simplifying our structure through a managed transformation of our direct investing, or Merchant Banking, business, which, to date, has included divestitures, special distributions to shareholders of assets, as well as transfers of financial assets out of our Merchant Banking portfolio and into Jefferies Group. We anticipate additional transactions as our transformation is completed. Some of these transactions have generated significant excess liquidity; some of these transactions have also reduced the future receipt of periodic distributions from subsidiaries to the parent company. In keeping with our strategy, a meaningful portion of the proceeds of these transactions has been returned to shareholders through share repurchases. During the past three fiscal years, we have returned to shareholders almost $3.4 billion through share repurchases and dividends.

Our executive offices are located at 520 Madison Avenue, New York, NY 10022, as is the global headquarters of Jefferies Group. At November 30, 2020, we had 4,945 full-time employees, including 3,922 full-time employees at Jefferies Group. Jefferies Group retains a credit rating separate from Jefferies and remains a U.S. Securities and Exchange Commission reporting company.

4	Jefferies Financial Group

Proxy Summary

Proposal I Election of Directors

•  Our directors are elected at each annual meeting of shareholders and hold office for a one-year term.

•  The Nominating and Corporate Governance Committee considers and chooses nominees for our Board with the primary goal of presenting a diverse slate of candidates who will serve the Board, its Committees, Jefferies and our shareholders.

•  30% of our Board represents a gender or ethnic minority.

	The Board recommends a vote FOR each of the director nominees	Page 11

Our Director Nominees

			Jefferies Committees
Name and Age	Tenure	Other Public Directorships (Non-Portfolio)	A	C	ESG/DEI	NCG	RLO
Linda L. Adamany, 68 Independent	2014	Coeur Mining Inc. BlackRock Institutional Trust Company
Barry J. Alperin, 80 Independent	2018	Henry Schein, Inc.
Robert D. Beyer, 61 Independent	2013	Crescent Acquisition Corp
Francisco L. Borges, 69 Lead Independent Director	2013	Assured Guaranty, Ltd. Davis Selected Funds
Brian P. Friedman, 65 President	2013	None
MaryAnne Gilmartin, 56 Independent	2018	Mack-Cali Realty Corporation
Richard B. Handler, 59 Chief Executive Officer	2013	None
Jacob M. Katz, 68 Independent	2018	Herc Holdings Inc.
Michael T. O’Kane, 75 Independent	2013	Assured Guaranty, Ltd.
Joseph S. Steinberg, 77 Chairman of the Board	1978	Crimson Wine Group Ltd., Pershing Square Tontine Holdings Ltd.

A	Audit	Member
C	Compensation	Chair
ESG/DEI	Environmental, Social & Governance/Diversity, Equity & Inclusion
NCG	Nominating and Corporate Governance
RLO	Risk and Liquidity Oversight

2021 Proxy Statement	5

Proxy Summary

BOARD OF DIRECTORS SKILLS AND EXPERIENCE

Audit & Financial Expertise	Corporate Strategy & Business Development	Corporate Governance

Ethics/Social Responsibility Oversight	Financial Services	International Business & Operations

Executive Leadership & Management	Mergers & Acquisitions	Private Equity

Risk Oversight	Expertise in Portfolio Company Related Industry

Corporate Governance

ONGOING PRACTICES • Independent Lead Director • Majority Voting • Board Refreshment • Clawback Policy • Prohibition on Hedging • Independent Compensation Consultant	ENHANCEMENTS • Expanded ESG/DEI Committee • Mirrored Boards • New Committees • Shareholder Proxy Access • Individual Director Assessments • CEO and President Stock Ownership Guidelines	• Minimum Holding Periods of Vested Equity • CEO and President Evaluations • Corporate Social Responsibility Principles • Shareholder Engagement • Increased Director Stock Ownership Guidelines

6	Jefferies Financial Group

Proxy Summary

Proposal II Advisory Vote on 2020 Executive Compensation	• For 2020, our executives earned cash-incentive compensation of $13 million, consisting of $11 million based on a formulaic payout based on ROTDE of 11.75% and $2 million based on the Committee’s recognition of not only the Company’s exceptional performance but also the outstanding year in our core financial services business, Jefferies Group, while maintaining prudent risk controls in the face of unprecedented challenges.
	The Board recommends a vote FOR the 2020 Executive Compensation	Page 34

2021 Proxy Statement	7

Proxy Summary

Proposal III Approval of Jefferies’ New Equity Compensation Plan	• To reward and retain employees and non-employee directors, our Board of Directors has approved subject to shareholder approval an omnibus equity compensation plan (ECP) intended to replace the Company’s 2003 Incentive Compensation Plan (the 2003 Plan) and its 1999 Directors’ Stock Compensation Plan (the 1999 Plan), which combined contain approximately 3.2 million shares available for new awards.
	The Board recommends a vote FOR the approval of the ECP	Page 55

8	Jefferies Financial Group

Proxy Summary

Proposal IV Ratification of Independent Auditors

•  The Audit Committee selected Deloitte & Touche LLP as our independent auditors for 2021.

•  This proposal is being submitted to shareholders because we believe that this action follows sound corporate practice and is in the best interests of our shareholders.

•  This is a non-binding proposal.

	The Board recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent auditors	Page 61

2021 Proxy Statement	9

10	Jefferies Financial Group

Corporate Governance Matters

Proposal I	Election of Directors
The Board recommends a vote FOR each of the director nominees

Our directors are elected at each annual meeting of shareholders and hold office for a one-year term. Our Nominating and Corporate Governance Committee considers and chooses nominees for our Board with the primary goal of presenting a diverse slate of candidates who will serve the Board, its Committees, Jefferies and our shareholders, taking into account the attributes of each candidate’s professional skillset and credentials, as well as gender, age, ethnicity and personal background. In evaluating nominees, the Nominating and Corporate Governance Committee reviews each candidate’s background and assesses each candidate’s independence, skills, experience and expertise based upon myriad factors, including the candidate’s individual director assessment. Directors should have the highest professional and personal ethics, integrity and character that conform to our standards. Directors should also have experience at the governance and policy-making level in their respective fields. The Nominating and Corporate Governance Committee will consider whether a candidate for director has a proven professional background that displays the ability to make important judgments as Board members. The Committee also determines whether a candidate’s skills and experience complement existing Board members’ skills and experience.

As illustrated by their biographies and highlighted in the chart below, each of our directors was chosen because his or her background provides each director with the experience and skillset geared toward helping us succeed. Our directors bring to us strong executive operating experience; expertise in the financial services sector; accounting expertise; broad experience in such diverse sectors as oil and gas, mining, investment management, retail food, real estate, private equity, communications, media, government and international banking, among others; and a meaningful commitment to community and public service. That wealth of knowledge and experience is ideally suited to our diverse financial services and Merchant Banking platforms.

BOARD OF DIRECTORS SKILLS AND EXPERIENCE

Unless otherwise directed, proxies will be voted for our 10 nominees and, if a nominee becomes unavailable for election, for the substitute nominee as proposed by our Board of Directors.

2021 Proxy Statement	11

Corporate Governance Matters

Biographies of Directors

Linda L. Adamany Independent Director Director since 2014 Committees • Audit • Nominating and Corporate Governance • Risk and Liquidity Oversight (chair) • ESG/DEI Committee

Relevant Skills

•  Audit & Financial Expertise

•  Corporate Strategy & Business Development

•  Corporate Governance

•  Ethics/Social Responsibility Oversight

•  Financial Services

•  International Business & Operations

• Executive Leadership & Management • Mergers & Acquisitions • Private Equity • Risk Oversight • Expertise in Portfolio Company Related Industry

Key Qualifications

Ms. Adamany’s financial and operating executive experience in multiple industries brings the perspective of an experienced leader, particularly to our oil and gas and mining businesses. Ms. Adamany has been a director of Jefferies Group since November 2018. Ms. Adamany Chairs the Risk and Liquidity Oversight Committee, and serves as a member of the Audit, Nominating and Corporate Governance, and ESG/DEI Committees of both Jefferies Boards. Ms. Adamany’s additional experience serving on the boards of directors and committees of other public companies, including an ethics committee and audit committee as chair, as well as previous compensation and corporate governance committees experience, qualifies her for service on our Board.

Professional Highlights

Ms. Adamany served in several capacities at BP plc from 1980 until her retirement in August 2007, most recently from April 2005 until August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resources management of BP plc’s Refining and Marketing business segment. She also served as Executive Assistant to the Group Chief Executive from October 2002 until March 2005 and as Chief Executive of BP Shipping from October 1999 until September 2002.

Other Engagements

Ms. Adamany serves as a director, member of the Environmental, Health, Safety and Social Responsibility Committee and Chair of the Audit Committee of Coeur Mining Inc., the largest U.S.-based primary silver and gold producer, listed on the NYSE. Ms. Adamany also serves as a director of BlackRock Institutional Trust Company, N.A., where she serves as a member of their Audit and Risk Committee. From October 2017 through April 2019, Ms. Adamany also served as a director and member of both the Audit Committee and the Safety, Assurance and Business Ethics Committee of Wood plc, a global leader in the delivery of project, engineering and technical services to energy and industrial markets, listed on the London Stock Exchange, following its acquisition of AMEC Foster Wheeler plc. Prior to that time, from October 2012 until October 2017, Ms. Adamany served as a member of the board of directors of AMEC Foster Wheeler plc, and chaired the Health, Safety, Environmental and Reputation Committee and served as a member of the Audit, Nominations & Governance, and Compensation Committees.

Education

Ms. Adamany is a C.P.A. and holds a B.S. in Business Administration with a major in Accounting, magna cum laude, from John Carroll University.

12	Jefferies Financial Group

Corporate Governance Matters

Barry J. Alperin Independent Director Director since 2018 Committees • Audit • Compensation • Nominating and Corporate Governance • ESG/DEI Committee (chair)	Relevant Skills • Audit & Financial Expertise • Corporate Strategy & Business Development • Corporate Governance • Ethics/Social Responsibility Oversight • Financial Services	• Executive Leadership & Management • Mergers & Acquisitions • Private Equity • Risk Oversight • Expertise in Portfolio Company Related Industry

Key Qualifications

Mr. Alperin’s tenure as a director of Jefferies Group since December 2013 provides us with continued oversight of our financial services businesses. His broad experience in financial transactions, including corporate mergers and acquisitions provides additional board oversight to our Investment Banking and Merchant Banking platforms. His experience serving on the boards of directors and committees of both public and private companies qualifies him for service on our Board.

Professional Highlights

Mr. Alperin served as Vice Chairman of Hasbro, Inc. from 1990 through 1995, as Co-Chief Operating Officer of Hasbro from 1989 through 1990 and as Senior Vice President or Executive Vice President of Hasbro from 1985 through 1989. He was a director of Hasbro from 1985 through 1996.

Prior to joining Hasbro, Mr. Alperin practiced law in New York City for 20 years, dealing with corporate, public and private financial transactions, corporate mergers and acquisitions, compensation issues and securities law matters.

Other Engagements

Mr. Alperin currently serves as a director of Henry Schein, Inc. since 1996 and is a director of a privately held marine construction corporation, Weeks Marine, Inc. Mr. Alperin was also a director of Fiesta Restaurant Group from July 2012 through April 2019.

He serves as a trustee and member of the Executive Committee of The Caramoor Center for Music and the Arts, President Emeritus and a Life Trustee of The Jewish Museum in New York City and is a past President of the New York Chapter of the American Jewish Committee where he also served as Chairman of the Audit Committee of the national organization. Mr. Alperin also formerly served as Chairman of the Board of Advisors of the Tucker Foundation at Dartmouth College, was President of the Board of the Stanley Isaacs Neighborhood Center in New York City, was a trustee of the Hasbro Children’s Foundation, was President of the Toy Industry Association and was a member of the Columbia University Medical School Health Sciences Advisory Council.

Education

Mr. Alperin received a B.A in Economics, magna cum laude, from Dartmouth College, an M.B.A., with high distinction, from the Amos Tuck School of Business and a J.D., cum laude, from the Harvard Law School.

2021 Proxy Statement	13

Corporate Governance Matters

Robert D. Beyer Independent Director Director since 2013 Committees • Compensation (chair) • Risk and Liquidity Oversight	Relevant Skills • Audit & Financial Expertise • Corporate Strategy & Business Development • Corporate Governance • Financial Services • International Business & Operations	• Executive Leadership & Management • Mergers & Acquisitions • Private Equity • Risk Oversight • Expertise in Portfolio Company Related Industry

Key Qualifications

Mr. Beyer’s leadership experience, particularly in risk oversight of asset management and financial services businesses, is valuable to our financial services focus and, in particular, Jefferies’ Investment Banking platform. His additional experience as a director of Jefferies Group since November 2018 as well as serving on the boards of directors and committees of other public and private companies, including audit, compensation and corporate governance committees, qualifies him for service on our Board.

Professional Highlights

Mr. Beyer is Chairman of Chaparral Investments LLC, a private investment firm and holding company and Executive Chairman of Crescent Acquisition Corp, a special-purpose acquisition company. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. Mr. Beyer previously served as President and Chief Investment Officer from 2000 until 2005 of Trust Company of the West, the principal operating subsidiary of TCW.

Other Engagements

Mr. Beyer also serves on the boards of the USC Dornsife School of Letters, Arts and Sciences, the Harvard-Westlake School and the Milwaukee Brewers Baseball Club. Mr. Beyer formerly served as a director of The Kroger Co. (1999-2019) and of The Allstate Corporation (2006-2016), each NYSE listed companies. Mr. Beyer was also formerly a director of Société Générale Asset Management, S.A. and The TCW Group, Inc.

Education

Mr. Beyer received an M.B.A. from the UCLA Anderson School of Management and a B.S. from the University of Southern California.

14	Jefferies Financial Group

Corporate Governance Matters

Francisco L. Borges Lead Independent Director Director since 2013 Committees • Audit • Nominating and Corporate Governance (chair) • ESG/DEI Committee	Relevant Skills • Audit and Financial Expertise • Corporate Strategy & Business Development • Corporate Governance • Ethics/Social Responsibility Oversight • Financial Services	• Executive Leadership & Management Mergers & Acquisitions • Private Equity • Risk Oversight • Expertise in Portfolio Company Related Industry

Key Qualifications

Mr. Borges’ managerial and investing experience in the financial services sector, particularly in the field of asset management, provides oversight to our Merchant Banking and financial services businesses. His focus on civic leadership and experience serving on the boards of directors and committees of both public and private companies, including a compensation committee and an audit committee, as well as Jefferies Group since November 2018, qualify him for service on our Board.

Professional Highlights

Mr. Borges is Chairman of Landmark Partners, LLC, an institutional alternative investment firm, specializing in private equity and real estate secondary market investments, where he has been employed since 1999. Prior to joining Landmark, Mr. Borges served as managing director of Financial Guaranty Insurance Company. Mr. Borges was Treasurer of the State of Connecticut, served as Deputy Mayor of the City of Hartford and legal counsel for The Travelers Insurance Company.

Other Engagements

Mr. Borges is Chairman of the Board of Directors of Assured Guaranty, Ltd., a NYSE listed company, and serves on its Environmental and Social Responsibility Committee. Mr. Borges is non-executive Chairman of Knight Foundation. Mr. Borges is also on the Boards of Davis Selected Funds and Millbrook School.

Education

Mr. Borges received a B.A. from Trinity College in Hartford, Connecticut and a J.D. from the University of Connecticut – School of Law.

2021 Proxy Statement	15

Corporate Governance Matters

Brian P. Friedman President Chairman of the Executive Committee of Jefferies Group Director since 2013 Committees • None	Relevant Skills • Audit & Financial Expertise • Corporate Strategy & Business Development • Corporate Governance • Ethics/Social Responsibility Oversight • Financial Services	• Executive Leadership & Management • Mergers & Acquisitions • Private Equity • Risk Oversight • International Business & Operations

Key Qualifications

As our President for eight years and a long-standing executive officer of Jefferies Group, Mr. Friedman brings managerial, strategic, transactional and investing experience in a broad range of businesses and, most significantly, in financial services. His additional extensive experience serving on the boards of directors of both public and private companies qualifies him for service on our Board.

Professional Highlights

Mr. Friedman has served as a director and our President since March 2013 and has been a director and executive officer of Jefferies Group since July 2005 and Chairman of the Executive Committee of Jefferies Group since 2002. Since 1997, Mr. Friedman has also served as President of Jefferies Capital Partners (formerly, FS Private Investments), a private equity fund management company controlled by Mr. Friedman and in which we have an ownership interest, and that is in the process of winddown of its legacy funds. Mr. Friedman was previously employed by Furman Selz LLC and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees. Prior to his seventeen years with Furman Selz and its successors, Mr. Friedman was an attorney with Wachtell, Lipton, Rosen & Katz.

Stock Ownership

Since he joined Jefferies Group in 2001 and as President of Jefferies Financial Group, approximately 73% of Mr. Friedman’s compensation has consisted of non-cash equity related securities vesting over three to five years. Aside from charitable donations and tax-related sales, Mr. Friedman has not sold any of his Jefferies shares.

Other Engagements

As a result of his historic management of various private equity funds and the significant equity positions those funds held in their portfolio companies, Mr. Friedman served on a number of boards of directors of such private and public portfolio companies. Mr. Friedman currently serves as our representative on the board of Fiesta Restaurant Group since 2012 and served as a board member of HomeFed Corporation from 2014 to July 2019.

Mr. Friedman is also engaged in a range of philanthropic efforts personally and through his family foundation and serves as the Chairman of the Board of Strive International, a workforce training effort, and Non-Executive Vice President of the HC Leukemia Foundation.

Mr. Friedman also serves as the Co-Chair of the Global Diversity Council at Jefferies.

Education

Mr. Friedman received a J.D. from Columbia Law School and a B.S. in Economics and M.S. in Accounting from The Wharton School, University of Pennsylvania.

16	Jefferies Financial Group

Corporate Governance Matters

MaryAnne Gilmartin Independent Director Director since 2018 Committees • Nominating and Corporate Governance • Risk and Liquidity Oversight • ESG/DEI Committee	Relevant Skills • Corporate Strategy & Business Development • Corporate Governance • Ethics/Social Responsibility Oversight • Financial Services	• Executive Leadership & Management • Risk Oversight • Expertise in Portfolio Company Related Industry

Key Qualifications

Ms. Gilmartin’s tenure as a director of Jefferies Group since March 2015 provides us with continued oversight of our financial services businesses. Her broad executive management experience, consulting roles and entrepreneurial spirit complement our Board and provides additional oversight to our Merchant Banking efforts.

Professional Highlights

Ms. Gilmartin is the Founder and Chief Executive Officer of MAG Partner LP, a New York-based real estate development company she founded in 2020. Prior to founding MAG Partners, Ms. Gilmartin was Co-Founder and Chief Executive Officer of L&L MAG, a New York-based real estate development firm. After a successful two-year partnership with L& L MAG, Ms. Gilmartin spun out of L&L MAG to launch her own firm, MAG Partners. The company is currently developing a 480-unit residential building in Chelsea, designed by acclaimed architect COOKFOX.

Previously, she was the Chief Executive Officer and President of Forest City Ratner Companies, LLC, a subsidiary of Forest City Realty Trust, Inc. (formerly, Forest City Enterprises, Inc.) from April 17, 2013 until January 2018. Ms. Gilmartin served as an Executive Vice President of Commercial Development and Leasing of Forest City Ratner Companies, LLC until April 17, 2013 and co-managed the Commercial Development division. During her tenure, she led the efforts to build Barclays Center, the state-of-the-art sports and entertainment venue and the centerpiece of the $4.9 billion, 22-acre mixed-use Pacific Park Brooklyn development. Ms. Gilmartin oversaw the development of The New York Times Building; New York by Gehry; and the Tata Innovation Center at Cornell Tech. Additionally, Ms. Gilmartin directed the leasing of Forest City Ratner’s five million square foot commercial portfolio at MetroTech Center in Brooklyn, New York.

Other Engagements

MaryAnne also currently serves as interim Chief Executive Officer and Chair of the Board of Directors of Mack-Cali Realty Corporation, a publicly traded real estate investment trust. Ms. Gilmartin has served as a board director for the company since June 2019. Ms. Gilmartin serves as Chair Emeritus of the Downtown Brooklyn Partnership, member of the Executive Committee of The Brooklyn Academy of Music, member of the New York Public Radio Board of Trustees, member of the Executive Committee and Board of Governors of The Real Estate Board of New York, and part of the Industry Advisory Board of the MS Real Estate Development Program at Columbia University.

Education

Ms. Gilmartin graduated with a B.A. in Political Science, summa cum laude, and a Master of Public Administration, both from Fordham University.

2021 Proxy Statement	17

Corporate Governance Matters

Richard B. Handler Chief Executive Officer Chairman of the Board Chief Executive Officer and President of Jefferies Group Director since 1990 Committees • None

Relevant Skills

•  Audit & Financial Expertise

•  Corporate Strategy & Business Development

•  Corporate Governance

•  Ethics/Social Responsibility Oversight

•  Financial Services

•  International Business & Operations

• Executive Leadership & Management • Mergers & Acquisitions • Private Equity • Risk Oversight • Expertise in Portfolio Company Related Industry

Key Qualifications

As Jefferies Group CEO for 20 years and Jefferies’ CEO for the past eight years, Mr. Handler has the requisite managerial and investing experience necessary to lead our investment and Merchant Banking businesses. His extensive experience leading our and Jefferies Group’s Boards and his years of managerial leadership qualify him for service on our Board.

Professional Highlights

Mr. Handler has been with Jefferies Group since 1990 and has served as its Chief Executive Officer since 2001 and Chairman since 2002, making him the longest serving CEO on Wall Street. Mr. Handler has served as a director and as our Chief Executive Officer of Jefferies Financial Group since 2013. Prior to Jefferies, Mr. Handler worked at Drexel Burnham Lambert in the High Yield Bond Department.

Stock Ownership

Nearly 68% of Mr. Handler’s compensation during his 30-year tenure has consisted of non-cash, equity-related securities vesting over three to five years. Aside from charitable donations and tax-related sales, Mr. Handler has never sold any of his Jefferies shares.

Other Engagements

Mr. Handler is Co-Chairman and President of Landcadia Holdings III, Inc., a publicly listed special purpose acquisition company sponsored by us and Fertitta Entertainment, Inc, and he previously served as Co-Chairman and President of Landcadia Holdings, Inc., from 2016 – 2018, and Co-Chairman and President of Landcadia Holdings II, Inc., from 2019-2020.

Mr. Handler is Chairman and CEO of the Handler Family Foundation, a non-profit organization that focuses on many philanthropic areas, including providing 4-year all-inclusive fully-paid college educations each year to 15 of the most talented and deserving students coming from challenging backgrounds and circumstances. The Foundation also works to protect the environment by protecting endangered species, primarily endangered wolves.

Mr. Handler also serves as the Chairman of the Global Diversity Council at Jefferies.

Education

Mr. Handler received an M.B.A. from Stanford University in 1987 and a B.A. in Economics (magna cum laude, High Distinction) from the University of Rochester in 1983 where he also serves as Chairman of the Board of Trustees.

18	Jefferies Financial Group

Corporate Governance Matters

Jacob M. Katz Independent Director Director since 2018 Committees • Audit (chair) • Risk and Liquidity Oversight • ESG/DEI Committee

Relevant Skills

•  Audit & Financial Expertise

•  Corporate Strategy & Business Development

•  Corporate Governance

•  Ethics/Social Responsibility Oversight

•  Financial Services

•  International Business & Operations

• Executive Leadership & Management • Mergers & Acquisitions • Private Equity • Risk Oversight • Expertise in Portfolio Company Related Industry

Key Qualifications

Mr. Katz, a director of Jefferies Group since September 2016 and a director of Jefferies International Limited (our U.K. business) since November 2017, brings broad and extensive oversight to our financial services business as a result of his executive management and leadership skills gained as the national managing partner and global leader of a financial advisory firm as well as his extensive financial knowledge and experience. His additional experience serving on the boards of directors and committees of both public and private companies, including audit committees and a finance committee qualifies him for service on our Board.

Professional Highlights

Mr. Katz was the national managing partner and global leader of financial services at Grant Thornton LLP, a member firm of one of the world’s leading organizations of independent audit, tax and advisory firms, from 2013 until his retirement in July 2016. Mr. Katz was employed by Grant Thornton for nearly 40 years, during which time he led Grant Thornton’s financial services practice for approximately 20 years. He held various other leadership roles at Grant Thornton, including as the Northeast region managing partner from 2010 to 2013, as the New York office managing partner from 2003 to 2013 and as a member of the firm’s partnership board from 1999 to 2012, holding the title of chairman of the board for much of that time.

Other Engagements

He currently serves on the board of Herc Holdings Inc., a New York Stock Exchange listed equipment rental supplier.

Mr. Katz is an advisor to private companies, including a Board Advisor of a data solutions and protection company, and has served on the boards of various not for profit organizations. Mr. Katz is a member of The National Association of Corporate Directors. Mr. Katz also served for a number of years on the Global Public Policy Committee (GPPC) - Bank Working Group, the global forum of representatives from the six largest international accounting networks.

Mr. Katz is a C.P.A. and received an M.B.A. in taxation from the City University of New York and a B.A. in accounting from Brooklyn College.

2021 Proxy Statement	19

Corporate Governance Matters

Michael T. O’Kane Independent Director Director since 2013 Committees • Compensation • Nominating and Corporate Governance	Relevant Skills • Audit & Financial Expertise • Corporate Governance • Financial Services • Executive Leadership & Management	• Private Equity • Risk Oversight • Expertise in Portfolio Company Related Industry

Key Qualifications

Mr. O’Kane’s years as a director of Jefferies Group from January 2006 through April 2014 and Jefferies Financial Group since November 2018 and his managerial and investing experience in the financial sector, particularly in the area of asset management, brings oversight to our merchant banking and financial services businesses. His additional experience serving on the boards of directors and committees of both public and private companies qualifies him for service on our Board.

Professional Highlights

From 1986 to 2004, Mr. O’Kane served in various capacities for TIAA, first as a Managing Director – Private Placements from 1986 to 1990, then as Managing Director – Structured Finance from 1990 to 1996 and finally as Senior Managing Director – Securities Division from 1996 to 2004, when he was responsible for approximately $120 billion of fixed income and $3.5 billion of private equity assets under management.

Other Engagements

Since August 2005, Mr. O’Kane has also served on the Board of Directors of Assured Guaranty, is currently serving on its Audit Committee, is Chair of its Finance Committee and was previously a member of its Risk Oversight Committee. In addition, Mr. O’Kane served on the Board of Trustees of Scholarship America, a non-profit company engaged in providing scholarships for young students to attend college, from 2001 to 2006. Mr. O’Kane was also the Chief Financial Officer of Motor Coils Manufacturing Company during 1984 and 1985.

Education

Mr. O’Kane received an M.B.A. in Finance from Rutgers Graduate School of Business and an A.B. in Economics from Lafayette College.

20	Jefferies Financial Group

Corporate Governance Matters

Joseph S. Steinberg Chairman Director since 1978 Committees • None

Relevant Skills

•  Audit & Financial Expertise

•  Corporate Strategy & Business Development

•  Corporate Governance

•  Ethics/Social Responsibility Oversight

•  Financial Services

•  International Business & Operations

• Executive Leadership & Management • Mergers & Acquisitions • Private Equity • Risk Oversight • Expertise in Portfolio Company Related Industry

Key Qualifications

As our Chairman and with over 40 years of executive leadership experience with us, Mr. Steinberg has the requisite managerial and investing experience necessary to continue as one of our senior executives. Mr. Steinberg has been a director of Jefferies Group since April 2008 and his extensive experience with our other portfolio companies and investments and experience on the boards of directors and committees of both public and private companies qualify him for service on our Board.

Professional Highlights

Mr. Steinberg has served as a director since December 1978, our Chairman since March 2013 and was our President from January 1979 until March 2013.

Other Engagements

Mr. Steinberg currently serves on the Board of Directors of Crimson Wine Group, Ltd., which was spun off to our shareholders in February 2013. In July 2020, Mr. Steinberg joined the Board of Directors of Pershing Square Tontine Holdings, Ltd, a special-purpose acquisition company.

Previously, he served as our representative as a board member overseeing our investments in HRG Group from 2014 to 2018, HomeFed Corporation and Spectrum Brands Holdings, Inc. through 2019 and as a director of Fidelity & Guaranty Life from 2015 to 2017.

Education

Mr. Steinberg received an M.B.A. from Harvard Business School and an A.B. in Government from New York University.

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Corporate Governance Matters

Board Skills & Experience and Demographic Matrix

Skills & Experience
Audit & Financial Expertise	●	●	●	●	●		●	●	●	●
Corporate Strategy & Business Development	●	●	●	●	●	●	●	●		●
Corporate Governance	●	●	●	●	●	●	●	●	●	●
Ethics/Social Responsibility Oversight	●	●		●	●	●	●	●		●
Financial Services (Incl. Asset Management & Investment Banking)	●	●	●	●	●	●	●	●	●	●
International Business & Operations	●		●		●		●	●		●
Executive Leadership & Management	●	●	●	●	●	●	●	●	●	●
Mergers & Acquisitions	●	●	●	●	●		●	●		●
Private Equity	●	●	●	●	●		●	●	●	●
Risk Oversight	●	●	●	●	●	●	●	●	●	●
Expertise in Portfolio Company Related Industry	●	●	●	●	●	●	●	●	●	●
Demographic Background
Years on Board	7	2	8	7	8	2	8	2	8	42
Gender
Male		●	●	●	●		●	●	●	●
Female	●					●
Age
At February 5, 2021	68	80	61	69	65	56	59	68	75	77
Race/Ethnicity
African American/Black				●
Asian, Hawaiian, or Pacific Islander
White/Caucasian	●	●	●		●	●	●	●	●	●
Hispanic/Latino
Native American
Other
Number of Non-Portfolio Company Outside Public Boards	2	1	1	2	0	1	0	1	1	2

22	Jefferies Financial Group

Corporate Governance Matters

Board Diversity

We remain committed to ensuring women and minority candidates are among every pool of individuals from which new Board nominees are chosen, as well as considering diverse candidates from nontraditional venues.

As we announced on January 6, 2021, Bob Joyal and Stu Reese each announced his decision not to stand for re-election to the Board. Upon Mr. Joyal’s departure, our lead Director, Frank Borges, was appointed the Chairman of our Nominating and Corporate Governance Committee. Mr. Borges and the Committee made clear their ongoing commitment to diversity and intend to use this opportunity to further increase the diversity of our Board. They will succeed in doing so through:

•  Suggestions from our Board and senior management

•  Hiring third-party search firms as needed

•  Considering candidates proposed by shareholders in the same manner we evaluate candidates proposed by our Board or senior management

The enhanced quality that results from a diverse board is beyond any reasonable dispute. We will continue the progress made to date by continuing to implement our policy of recruiting diverse nominee candidates.

“To fulfill its purpose, the Committee shall… add women and minority candidates to each pool of individuals from which new Board nominees are chosen and consider diverse candidates from nontraditional venues.”

–Jefferies Nominating and Corporate Governance Committee charter

The Nominating and Corporate Governance Committee is committed to a policy of inclusiveness and seeks members with diverse backgrounds, an understanding of our business and a reputation for integrity. Our director refreshment over the last several years has resulted in a diverse group of independent directors with low average tenure, gender diversity and significant experience. We will continue to enhance those attributes as we move forward.

The Board’s Risk Oversight

Our Board of Directors is responsible for the general oversight of all matters that affect us, including the myriad risks impacting Jefferies. Our Board fulfills its oversight role through the operations of its various committees. Our Board receives periodic reports on each committee’s activities.

Audit Committee

The Audit Committee has responsibility for risk oversight in connection with its review of our financial reports filed with the SEC. The Audit Committee receives reports from our CFO, our internal audit department and our independent auditors in connection with the review of our quarterly and annual financial statements regarding significant financial transactions, accounting and reporting matters, internal control over financial reporting, critical accounting estimates and management’s exercise of judgment in accounting matters. When reporting on such matters, our independent auditors also provide their assessment of management’s report and conclusions. Our Audit Committee receives reports from our Chief Compliance Officer in accordance with our Whistle Blower Policy. Our Audit Committee also oversees our Related Person Transaction Policy. Additionally, with respect to Jefferies Group, its risk management team continuously monitors its various business groups, the level of risk they are taking and the efficacy of potential risk mitigation strategies and presents such information to Jefferies Group’s senior management and our Board.

Risk and Liquidity Oversight Committee

Our Board’s Risk and Liquidity Oversight Committee oversees Jefferies’ enterprise risk management framework; approves risk management policies; monitors major risk exposures, including among others investment risk, capital risk, funding risk, liquidity risk, new product and business risk, cybersecurity risk, legal and regulatory risk, environmental risk and reputational risk; and oversees management’s controls relating to engaging in risk.

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Corporate Governance Matters

ESG/DEI Committee

Our Board of Directors formed an Environmental, Social and Governance (ESG) Oversight Committee, which, among other things, oversees the risks to our business that might be caused by failing to ensure that we are not adhering to our commitment to sustainability. Initially, the Committee conducted a formal ESG assessment, substantially enhanced our ESG disclosures, and established ESG roles and responsibilities. The Committee this year has expanded its ambit in two primary ways. First, as a way of underscoring it focused oversight of Jefferies’ efforts to broaden its diversity in the workforce and its efforts to help address social issues outside Jefferies, the Committee will now address diversity and inclusion and rebranded itself the ESG, Diversity, Equity and Inclusion Committee (the ESG/DEI Committee). Second, the Committee has committed to measuring and reporting our Scope 1 and 2 emissions to inform future carbon reduction goals. Establishing the ESG/DEI Committee demonstrates our continuing commitment to sustainable economic development, recognizes the impact our businesses have on the world, and places directly at our Board level the leadership oversight of our internal efforts to drive diversity at Jefferies and our external efforts both to foster diversity in the communities in which we operate and to support the quest for justice that is deserved by all.

Transaction Oversight

The Board must approve potential investments that require expenditure above $150 million. The Board has delegated to any two of Messrs. Handler, Friedman and Steinberg, acting together, approval to make investments below that threshold.

Board Structure

Lead Director Position and Duties

Mr. Borges was appointed by our Board of Directors in April 2020 to serve as our Lead Director.

Our Corporate Governance Guidelines provides that our Lead Director

•	Presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent members of the Board, and has the authority to call meetings of the independent members of the Board
•	Serves as liaison between the Chairman of the Board and the independent members of the Board, and provides the Chairman of the Board, the Chief Executive Officer and the President with feedback from executive sessions of the independent members of the Board
•	Reviews and approves the information to be provided to the Board
•	Reviews and approves meeting agendas and coordinates with management to develop such agendas
•	Approves meeting schedules to assure there is sufficient time for discussion of all agenda items
•	If requested by major shareholders, ensures that he or she is available for consultation and direct communication
•	Interviews, along with the chair of the Nominating and Corporate Governance Committee, all Board candidates and makes recommendations to the Nominating and Corporate Governance Committee and the Board (Mr. Borges recently took on the responsibility as chair of the Nominating and Corporate Governance Committee)
•	Provides input relating to the membership of various committees of the Board and the selection of the chairs of such committees
•	Consults with the chairs of each Board committee and solicits their participation in performing the duties described above
•	Performs such other functions and responsibilities as requested by the Board from time to time

Director Independence

In accordance with our Corporate Governance Guidelines, available on our website, Jefferies.com, our Board of Directors undertook its annual review of director independence. During this review, our Board considered all transactions and relationships between us and each nominee for director or any member of such person’s immediate family. The purpose of this review is to determine whether any relationship or transaction is considered a “material relationship” that would be inconsistent with a determination that a director is independent.

24	Jefferies Financial Group

Corporate Governance Matters

Our Board affirmatively determined that each of our non-employee director nominees is independent. In making this determination, our Board reviewed the corporate governance rules of the NYSE, the principal exchange on which our shares are traded, and considered commercial, charitable, family and other relationships that directors or members of their immediate family have or have had with us. In addition, for our Audit Committee members, our Board also considered the requirements of Rule 10A-3 under the Exchange Act.

Additionally, our Board considered that certain Board members share directorships on unaffiliated, third-party boards.

Our Board has determined that these relationships are not material relationships and, therefore, do not affect our Board’s determination of independence.

Executive Sessions

Our Board has determined that our independent directors will meet regularly in executive session outside the presence of management. No formal Board action may be taken at any executive session. Our Lead Director presides over each executive session and has the authority to call such meetings.

Directors and Board Committees

Our Board has standing Audit, Risk and Liquidity Oversight, Compensation, ESG/DEI and Nominating and Corporate Governance Committees, each of which has adopted a written charter that is available on our website at Jefferies.com.

Board of Directors

Seven meetings in 2020 Board of Directors Chair Joseph S. Steinberg Lead Independent Director Francisco L. Borges

All of our directors attended at least 75% of the meetings of our Board of Directors and Committees on which they served during 2020.

All of our Board members attended our 2020 virtual shareholder meeting, although we do not have a policy requiring director attendance.

Members		Key Responsibilities
Linda L. Adamany Barry J. Alperin Robert D. Beyer Francisco L. Borges Brian P. Friedman	MaryAnne Gilmartin Richard B. Handler Jacob M. Katz Michael T. O’Kane Joseph S. Steinberg

•  Evaluate our performance, plans and prospects

•  Supervise and direct management

•  Oversee risk and liquidity through our newly formed committee (see below)

•  Represent the interests of our shareholders

•  Manage succession planning of our executives

•  Designate Board Committee members

•  Oversee Human Capital Management

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Corporate Governance Matters

Audit Committee

Eight meetings in 2020

Chair

Jacob M. Katz

Members

Adamany, Alperin, Borges, Katz

Our Board determined that each member of the Audit Committee, including Mr. Katz, the Chairman, is qualified as an audit committee financial expert within the meaning of regulations of the SEC, thereby satisfying the financial literacy expertise requirement of the listing standards of the NYSE.

Our Board’s Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit our financial statements. The Audit Committee has appointed Deloitte & Touche LLP (Deloitte) as our independent external auditor for fiscal 2021. This will be Deloitte’s fifth consecutive year auditing us.

The Audit Committee is responsible for the audit fee negotiations associated with our retention of Deloitte. To assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm.

In conjunction with the mandated rotation of our audit firm’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of our audit firm’s new lead engagement partner.

The members of the Audit Committee and our Board believe that the retention of Deloitte to serve as our independent external auditor is in the best interests of Jefferies and our investors.

Key Responsibilities

•	Assist our Board in its oversight of our financial statements, internal audit function and internal control over financial reporting
•	Oversee our independent auditors and our audit, approve all services to be provided by our independent auditors and determine whether to retain or terminate our independent auditors
•	Assist our Board and management with legal and regulatory compliance
•	Oversee our Code of Business Practice
•	Prepare the Audit Committee Report

Compensation Committee

Six meetings in 2020 Chair Robert D. Beyer Members Alperin, Beyer, O’Kane	Among other responsibilities, our Compensation Committee considers whether our compensation policies and practices properly reward employees for prudent risk taking and has determined that our compensation policies and practices, including those of Jefferies Group, are reasonably designed for the benefit of our shareholders and bondholders. Our Compensation Committee members were never employed by us nor served as an officer for us. During 2020, none of our executive officers served on any compensation committee or other board committee performing equivalent functions of another entity, one of whose executive officers was a member of our Board of Directors or a member of our Compensation Committee.

Key Responsibilities

•	Set the compensation of our Executive Officers
•	Review and approve corporate goals and objectives relevant to the compensation of our executive officers, evaluate their performance and approve their compensation
•	Assist senior management in establishing our general compensation philosophy, oversee the development and implementation of compensation programs, including our incentive compensation plans and equity-based plans
•	Assist with regulatory and legal compliance with respect to compensation matters
•	Retain, evaluate and assess the work of the Committee’s independent compensation consultant
•	Prepare the Compensation Committee Report

26	Jefferies Financial Group

Corporate Governance Matters

ESG/DEI Committee

Two meetings in 2020 Chair Barry Alperin Members Alperin, Adamany, Borges, Gilmartin, Katz	The ESG/DEI Committee oversees the environmental, social and governance matters arising from our business, as well as how Jefferies is broadening its diversity in the workforce and helping to address social issues in the communities in which we operate. The Committee will ensure that management is properly taking all such matters into account as they manage our operations.

Key Responsibilities

•	Establish ESG policies and procedures
•	Oversee Corporate Culture
•	Maintain formal ESG assessments to adhere to best practices
•	Increase ESG reporting and disclosures for the sake of all shareholders
•	Evaluate and mitigate our impact on environmental and social issues
•	Evaluate management’s efforts to increase the diversity of the Jefferies workforce and promote an environment of inclusion
•	Evaluate management’s efforts to react and respond to social issues affecting Jefferies and the communities in which we operate
•	Leverage ESG issues for the good of the organization
•	Evaluate management on its efforts to increase diversity and inclusion at Jefferies
•	Work with outside consultants and internal subject-matter experts to help ensure Jefferies is employing best practices regarding diversity, equity and inclusion
•	Act as a resource to Jefferies’ management and employees regarding diversity, equity and inclusion

Nominating and Corporate Governance Committee

Two meetings in 2020 Chair Francisco L. Borges Members Adamany, Alperin, Borges, Gilmartin, O’Kane

A key function of our Nominating and Corporate Governance Committee is to assist our Board by identifying qualified Board candidates and recommending candidates to our Board who will be instrumental to our growth and success. As noted earlier, the Committee takes into consideration such factors as it deems appropriate, which may include:

•  Judgment, skill, diversity, experience with businesses and other organizations of comparable size

•  The interplay of the candidate’s experience with the experience of other Board members

•  Extent to which the candidate would be a desirable addition to our Board and its Committees

Key Responsibilities

•	Recommend individuals to our Board for nomination, election or appointment as members of our Board
•	Oversee the evaluation and refreshment of Board
•	Oversee the evaluation and succession planning of management
•	Establish and oversee our corporate governance and governance guidelines
•	Review and recommend to our Board any changes in director compensation

2021 Proxy Statement	27

Corporate Governance Matters

Risk and Liquidity Oversight Committee

Four meetings in 2020 Chair Linda L. Adamany Members Adamany, Beyer, Gilmartin, Katz	The Risk and Liquidity Oversight Committee monitors major risk exposures, including among others, investment risk, capital risk, funding risk, liquidity risk, cybersecurity risk, new product and business risk, legal and regulatory risk, environmental risk and reputational risk.

Key Responsibilities

•	Oversee our enterprise risk management framework
•	Approve risk management, risk appetite and risk identification policies
•	Monitor major risk exposures
•	Oversee management’s controls relating to enterprise risk
•	Oversee chief risk officer

28	Jefferies Financial Group

Corporate Governance Matters

Board Practices, Processes and Policies

Corporate Governance Initiatives

Over the last few years, we made multiple corporate governance enhancements to strengthen our Board’s independence, ensure robust risk oversight and bolster alignment, communication and transparency with our shareholders.

Enhancements

ESG/DEI Committee NEW	In 2019, our Board of Directors formed an ESG Oversight Committee, which oversaw the Company’s formal ESG assessment, substantial enhancement of our ESG reporting and disclosures (our inaugural ESG report was published in April 2020), and establishment of ESG roles and responsibilities. Recently, the Committee expanded its ambit in two ways: first, as a way of underscoring its focused oversight of Jefferies’ efforts to broaden its diversity in the workforce and its efforts to help address social issues outside Jefferies, the Committee has rebranded itself the ESG, Diversity, Equity and Inclusion Committee (ESG/DEI); and second, the Committee has committed to measuring and reporting our Scope 1 and 2 emissions to inform future carbon reduction goals. Establishing the ESG/DEI Committee demonstrates our continuing commitment to sustainable economic development, recognizes the impact our businesses have on the world, and places directly at our Board level the oversight of our internal efforts to drive diversity at Jefferies and our external efforts both to foster diversity in the communities in which we operate and to support the quest for justice that is deserved by all.
Mirrored Boards	The respective boards of Jefferies and Jefferies Group are mirrored boards – meaning the boards of Jefferies and Jefferies Group are comprised of the same people. Mirroring the boards has resulted in more efficiency as the same highly skilled directors oversee both Jefferies and our largest operating subsidiary, Jefferies Group.
Risk and Liquidity Oversight Committee	Our Board created a Risk and Liquidity Oversight Committee that monitors major risk exposures, including, among others, investment risk, capital risk, funding risk, liquidity risk, cybersecurity risk, new product and business risk, legal and regulatory risk, environmental risk and reputational risk.
Shareholder Proxy Access	We adopted shareholder proxy access that allows our shareholders to include director nominations in our annual Proxy Statement. The features of our by-laws reflect standard market practice, including:
Individual Director Assessments	We enhanced our annual Board evaluation process to require individual director assessments, administered by the Chair of the Nominating and Corporate Governance Committee.
CEO and President Stock Ownership Guidelines	We adopted ownership guidelines for our CEO and President which require each to accumulate an ownership position in our equity securities with a value equal to at least ten times the executive’s salary.
Minimum Holding Periods of Vested Equity	We approved holding periods requiring our CEO and President to hold at least 75% of after-tax shares until the expiration of three years after vesting or until retirement (50% of after-tax shares for all other named executive officers).
CEO and President Evaluations	We enhanced and formalized our Board’s performance evaluation process for our CEO and President.
Corporate Social Responsibility Principles	We reconfirmed our commitment to social responsibility, charging management with implementing a process to evaluate our corporate conduct in light of our published principles.

2021 Proxy Statement	29

Corporate Governance Matters

Shareholder Engagement	We engage in rigorous shareholder outreach to better understand shareholder concerns and determine the best path to constructively respond to them.
Increased Director Stock Ownership Guidelines	We amended our Corporate Governance Guidelines to require each director within five years of joining our Board to accumulate an ownership position in our equity securities with a value equal to five times the director’s annual cash retainer (an increase from three times the director’s annual cash retainer).
Earlier Enhancements
Appointment of Lead Director	We created the position of Lead Director and amended our Corporate Governance Guidelines to clearly delineate the Lead Director’s responsibilities.
Majority Voting	We amended our by-laws to require majority voting in connection with uncontested director elections to work in conjunction with our previously adopted director resignation policy.
Board Refreshment	We reconstituted our Board of Directors in 2013 and 2014, and again in 2018, ultimately increasing the number of seats from eight to 12 In 2021, we have the opportunity to further refresh our Board in light of the retirement of two of our esteemed Directors.
Clawback Policy	We approved a policy allowing our Compensation Committee to claw back performance-based and discretionary awards if an underlying performance or other metric considered by the Compensation Committee in approving an award is corrected, adjusted or deemed to be false.
Prohibition on Hedging	We imposed a prohibition on the hedging of our shares and other securities by our directors, executives and employees.

Additional information about changes to our compensation policies and practices is contained in our Compensation Discussion and Analysis section of this Proxy Statement.

Majority Voting and Director Resignation Policy

Our by-laws require that each director in an uncontested election be elected by the affirmative vote of a majority of the votes cast with respect to such director. We previously adopted a director resignation policy, which is incorporated into our Corporate Governance Guidelines. Pursuant to this policy, in an uncontested election of directors, any incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast is required to promptly tender his or her resignation to our Board of Directors. A director nominee will have failed to receive the affirmative vote of a majority of votes cast if the number of “against” votes in respect of such director nominee’s election exceeds the number of votes “for” such director nominee’s election (excluding abstentions and broker non-votes). An election is considered “uncontested” if the number of director nominees does not exceed the number of directors to be elected.

Our Board of Directors will decide, after considering the recommendation of the Nominating and Corporate Governance Committee, whether to accept or reject a tendered resignation. The nominee in question will not participate in the recommendation or decision-making process. Our Board’s explanation of its decision will be publicly disclosed within 90 days from the date of publication of the election results. The Nominating and Corporate Governance Committee and our Board of Directors may consider any factor deemed appropriate during this process.

Anti-Hedging Policy

Our Insider Trading and Anti-Tipping Policy expressly prohibits hedging transactions involving our securities and those of our subsidiaries by our directors, executive officers and all other employees. We believe that hedging against losses in our securities breaks the alignment between our shareholders and our executives that equity grants are intended to build. Our anti-hedging policy also prohibits direct and indirect short selling and derivative transactions involving our securities, other than the exercise of any options or warrants issued by us to our employees or directors.

30	Jefferies Financial Group

Corporate Governance Matters

Related Person Policy and Transactions

Our Board has adopted a written policy for the review, approval and ratification of transactions that involve related persons and potential conflicts of interest. Our Related Person Transaction Policy applies to the following Related Persons: each of our directors and executive officers, any security holder who is known to own more than five percent of our shares, any immediate family member of any of the foregoing persons, any entity of which one of our directors is a director or officer (other than when serving at our request), and any entity of which one of our directors has a substantial financial interest (other than through us). Under our Related Person Transaction Policy, a covered transaction includes a transaction or arrangement involving a Related Person in which we are a participant or that would require disclosure in our filings with the SEC as a transaction with a Related Person.

Under our Related Person Transaction Policy, Related Persons must disclose to the Audit Committee any potential covered transaction and must disclose all material facts with respect to such interest. All covered transactions will be reviewed by the Audit Committee and, in its discretion, approved or ratified. In determining whether to approve or ratify such a transaction, the Audit Committee will consider the relevant facts and circumstances which may include factors such as the relationship of the Related Person with us, the materiality or significance of the transaction to us and the Related Person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to us on an arms-length basis and the impact of the transaction on our business and operation.

Prior to the combination of Jefferies and Jefferies Group in 2013, Jefferies Group invested in private equity funds managed by companies controlled by Mr. Friedman and acquired interests in the profit participation earned from these funds. The management companies (Fund Managers) serve as the investment advisers of the private equity funds (Private Equity Funds) and have varying profit participations and other interests in those funds. Mr. Friedman founded the business of the Fund Managers in 1994 before he became associated with Jefferies Group; and, the Board of Jefferies Group approved these arrangements years prior to consummation of our transaction with Jefferies Group.

As of November 30, 2020, Jefferies Group had committed an aggregate approximately $136.8 million to the Private Equity Funds, out of which approximately $120.2 million was funded and $6.2 million was terminated. As of November 30, 2020, Jefferies Group had committed an aggregate of $9.8 million to a Fund Manager, out of which approximately $5.8 million was funded and the commitment for $3.4 million was terminated. In addition to distributions received in prior years, Jefferies Group received distributions from the Private Equity Funds and Fund Managers in fiscal year 2020 of approximately $0.5 million.

Included in the $841 million in total equity committed to the Private Equity Funds over which Mr. Friedman has control are individual investments of certain of our named executive officers. As a result of their individual commitments, as of November 30, 2020, Mr. Handler had an aggregate invested interest in the total committed capital in these Private Equity Funds of 0.2% and Mr. Friedman had an aggregate invested interest of 7.9%. In addition, Mr. Friedman has a substantial economic interest in the Fund Managers and, directly and indirectly, in the carried interest earned by the Private Equity Funds.

We employ certain former employees of the Fund Managers who continue to partially work for the Fund Managers under an arrangement Jefferies Group originally entered into with Mr. Friedman and a Fund Manager in 2005 and a related agreement we entered into during 2014. In fiscal year 2020, the Fund Manager paid us approximately $0.6 million for the direct and indirect costs attributed to employees’ work performed for the Fund Managers.

We employ Thomas E. Tarrant, the brother-in-law of our Chief Executive Officer, as Jefferies Group’s Head of Marketing since 1997, three years before Mr. Handler was appointed CEO of Jefferies Group. For his services during Jefferies Group’s fiscal year 2020, Mr. Tarrant was paid $289,000.

We allow our executives and directors to invest in funds managed by us on the same terms offered to other investors. At November 30, 2020, Mr. Friedman had interests worth approximately $4.8 million in such funds.

In November 2020, as part of Jefferies LLC’s normal block-trading practices, Jefferies LLC purchased 2.5 million shares of TPI Composites from Landmark Partners, with a value at the time of the trade of approximately $94 million. Mr. Borges, one of our directors, is the Chairman and Managing Partner of Landmark Partners. This transaction has been reviewed and ratified by our Board and Audit Committee in accordance with our related-person transaction policy.

2021 Proxy Statement	31

Corporate Governance Matters

Engagement of Independent Compensation Consultant

Our Compensation Committee retained Pearl Meyer as an independent compensation consultant to assist with revamping its executive compensation practices, including a review of our historical compensation and related practices. This process will include an examination of relevant peer and industry practices, and recommendations on how best to structure our performance-based and other compensation practices going forward.

Fiscal 2020 Director Compensation

Director Stock Ownership

Our Board believes our directors should also be shareholders. Our Corporate Governance Guidelines require each director within five years of joining our Board to accumulate an ownership position in our equity securities equal to five times the value of a director’s annual cash retainer (currently a requirement to hold not less than $575,000 worth of our shares). All of our directors have met or exceeded our increased stock ownership guideline.

Each of our directors also serve as a director on Jefferies Group, so the information outlined below reflects their combined service and compensation on the mirrored boards of Jefferies Financial Group and Jefferies Group.

Fiscal 2020 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Linda L. Adamany	125,000	190,000	315,000
Barry J. Alperin	123,333	190,000	313,333
Robert D. Beyer	125,000	190,000	315,000
Francisco L. Borges	135,000	190,000	325,000
MaryAnne Gilmartin	115,000	190,000	305,000
Robert E. Joyal	125,000	190,000	315,000
Jacob M. Katz	277,224	190,000	467,224
Michael T. O’Kane	135,000	190,000	325,000
Stuart H. Reese	115,000	190,000	305,000

(1)	Directors who are also our employees do not receive director compensation from us. The above amount for Mr. Katz includes $142,224 for serving as a director of Jefferies International Limited. Messrs. Joyal and Reese are included in this graph but will not be standing for reelection as directors.
(2)	Our annual director compensation consists of an equity grant in the amount of $190,000, a retainer of $115,000 and additional retainers of $20,000 to the Chair of the Audit Committee, $30,000 to the Lead Director and $10,000 to the Chairs of our other committees.
(3)	Grant date fair value of equity awards computed in accordance with GAAP was based on the closing price per share of our common stock on the grant date. Each independent director elected by our shareholders during our 2020 Annual Meeting of Shareholders received a single equity award with a market value of $190,000. Stock awards vest as to one-third of the shares per year, except that the awards are non-forfeitable in the event of termination of service due to death, disability or upon a retirement at or after the age of 65. Unvested shares subject to forfeiture are held by Ms. Gilmartin (21,120) and Mr. Beyer (23,251).

32	Jefferies Financial Group

Corporate Governance Matters

Equity Compensation Plan Information

Outstanding Equity Awards

The following table summarizes information regarding our shares under our equity compensation plans as of November 30, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding securities)
Equity compensation plans approved by security holders	23,867,334	(1)	—	(2)	4,876,476	(3)
Equity compensation plans not approved by security holders	313,000	(4)	20.83		132,000	(4)
Total	24,180,334		0.27		5,008,476

(1)	Includes shares to be issued upon: settlement of 23,580,952 RSUs under our 2003 Incentive Compensation Plan; settlement of 286,382 RSUs under our Director’s Stock Compensation Plan. Of these awards, 4,214,308 RSUs require the achievement of performance goals and future service for vesting, and 19,653,026 have already vested but remain deferred as to settlement. RSUs that require performance conditions to be met for vesting are included based on shares issuable for targeted performance; under these awards, 2,416,000 additional RSUs would be issued if specified above-target performance levels are fully achieved.
(2)	The weighted average exercise price is calculated including RSUs which have an exercise price of zero. If the weighted average exercise price was calculated including only those awards that have a specified exercise price, the weighted average exercise price for plans approved by security holders would be the same.
(3)	Includes 4,851,819 shares under our Incentive Plan for general use and 24,657 shares under our Director’s Stock Compensation Plan. All available shares may be used for any type of equity award, including restricted stock, RSUs or other full-value awards.
(4)	Includes the outstanding options and unissued RSUs assumed pursuant to our acquisition of HomeFed Corporation in July 2019.

Rate of Equity Award Grants

During 2020, we issued a total of 1,087,334 shares under our equity plans, representing a rate of equity award grants, or so-called burn rate, of approximately 0.4% of our average outstanding shares, which our Compensation Committee believes is modest for a company of our size and scope of operations.

2021 Proxy Statement	33

Executive Compensation

Proposal II	Advisory Vote on 2020 Executive Compensation
The Board recommends a vote FOR the approval of Executive Officer Compensation

We provide our shareholders with the annual opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our executive officers. We value this vote as important feedback from our shareholders.

We believe that there should be a strong link between executive compensation and our performance and the performance of our named executive officers. This Proxy Statement describes, among other things, the 2020 compensation of our executive officers. The Compensation Committee and our Board of Directors believe that our policies and procedures will contribute to our long-term success.

Accordingly, we ask our shareholders to vote in favor of the following resolution:

RESOLVED, that the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure is approved.

Compensation Committee Report

The function of the Compensation Committee is to advise senior management on the administration of our compensation programs and plans, review and approve corporate goals and objectives relevant to CEO compensation, review and approve corporate goals and objectives relevant to the compensation of our other executive officers, evaluate the performance of the executive officers in light of those goals and objectives, set the executive officers’ compensation levels based on this evaluation and assist our principal executive officers in formulating compensation programs applicable to our senior management.

Our Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis section of this Proxy Statement. Based upon the reviews and discussions, we have recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

Robert D. Beyer, Chairman
Barry J. Alperin
Michael T. O’Kane

34	Jefferies Financial Group

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (CD&A) outlines how we, the Compensation Committee, determine how to set executive compensation for our executive officers. For 2020, the Compensation Committee decided to pay each of our top two executives $13 million based on strong ROTDE performance and outstanding results in our financial services business, Jefferies Group, in the face of unprecedented adversity. Because of the long-term performance nature of our plan, our executives continue to face a situation in which they may not receive the benefit of their long-term incentive RSUs for 2020 (see page 41).

This CD&A will be presented in 4 sections:
Our Executive Compensation Philosophy Our Compensation Plan and Design 2020 Executive Compensation Plan Elements of our Compensation Program

Our Executive Compensation Philosophy

Long-Termism and Fundamental Fairness

We remain committed to maintaining a long-term view of our business goals aimed at avoiding the pitfalls of impatience and short-term investment horizons. Our CEO and President, who together own approximately 10.7% of our outstanding shares, are financially, strategically and – perhaps most importantly – philosophically aligned with our shareholders. Our intention is to buttress that long-term shareholder alignment with a compensation plan geared toward further maximizing our long-term results.

As we execute on that philosophy, we also strive to weigh carefully the possible consequences of our executive compensation plan. That is to say, we want to ensure that the provisions of our plan do not unduly alter the risk appetite or operating habits of our executives. We want to be certain that they will continue to strike the proper balance between short-term performance and our ultimate objective: long-term value creation. We aim, as we always have, for long-termism. We believe our program supports our objectives.

And as we have emphasized in the past, we remain ever-mindful of how our CEO and President have been uniquely integral over a span counted in decades to leading, first, Jefferies Group and then Jefferies Financial Group (formerly Leucadia National Corporation) to where we are today, as well as having our complete confidence as our leaders moving forward. Rich and Brian are two of the most dedicated, passionate and loyal leaders in our or any other industry.

And they have also been our most committed shareholders. Since becoming CEO of Jefferies Group in 2001 and for the eight years he has worked at Jefferies Financial Group, approximately 68% of Rich’s compensation has consisted of non-cash equity related securities vesting over three to five years. Aside from charitable donations and tax-related sales, Mr. Handler has not sold any of his shares. Likewise, since becoming an executive officer of Jefferies Group in 2005 and as President of Jefferies Financial Group, approximately 73% of Brian’s compensation from Jefferies and Jefferies Financial Group has consisted of non-cash equity related securities vesting over three to five years. Aside from charitable donations, estate planning and tax-related sales, Mr. Friedman has not sold any of his shares.

As we have stressed before, although that dedication, passion, loyalty and commitment give us confidence that they will be with us for the long haul, we want to reward those characteristics and not take advantage of them. That is to say, were our top executives either front-line producers at Jefferies or a competitor or lured to a mergers and acquisition boutique, a private

2021 Proxy Statement	35

Compensation Discussion and Analysis

equity firm or a hedge fund, our research demonstrates that they would be compensated more favorably than they are compensated by us. Thus, material drivers of our compensation philosophy are both fair reward and reasonable retention.

Our goal is to find the best way to retain and motivate our executives while taking into account the views of you, our fellow shareholders, as well as our responsibilities as stewards of Jefferies.

Our philosophy remains simple: We want to pay our executives fairly relative to our performance as compared with our peers, but only if they generate meaningful long-term growth in our value.

Equal Pay Targets for Partners

As we have stressed before, when considering our two top executives, who have worked highly successfully as partners for nearly twenty full years, the Compensation Committee takes into account the following:

COMPENSATION COMMITTEE’S CONSIDERATIONS OF OUR TWO TOP EXECUTIVES

   Revenue-generating player/coaches

   Two of the most long-tenured executives in the industry

   Our two top executives own in the aggregate approximately 10.7% of our shares (aligning them completely with shareholders)

   Neither of our executives has or has ever had an employment contract

   Neither of our executives is eligible for carried interest on our direct investments or incentive compensation tied to revenue directly generated

   In order to earn anything other than their base salaries, our executives have to generate significant total shareholder return over long measurement periods, generate meaningful returns on tangible deployable equity or meet or exceed the non-financial metrics established by the Compensation Committee

We believe it is important to reiterate why our executive compensation plan has applied equally to Rich and Brian, our two top executives. Before getting to their individual and partnered talents, it bears noting that our research continues to show that, with respect to aggregate executive compensation, we are not only in line with our peers, but actually in a more favorable position with respect to overall compensation expenses and breadth of leadership.

Rich and Brian and the roles they play are unique and of great value to Jefferies:

•	Rich and Brian are not only CEO and President of the parent company, Jefferies Financial Group, but also the President and Chairman of the Executive Committee of our largest operating company, Jefferies Group. That is to say, they are the senior-most executives at the helms of two multi-billion-dollar, SEC-reporting companies.

•	Rich and Brian are not just the executive stewards of Jefferies Financial Group and Jefferies Group, they are day-to-day, front-line producers who each personally source investment ideas and client relationships, as well as source and generate investment-banking and trading opportunities. (Were Rich and Brian to get paid on their production alone, they would receive substantially higher compensation.)

•	Their complementary experience and talents make them the perfect partners. Each has broad experience across the spectrum of our products and services, including Investment Banking, Capital Markets, Asset Management and Merchant Banking. But each also has a background that differs from the other (with Rich having developed his talents first on the trading side of the industry, and Brian developing his on the investment banking side).

•	Targeting Rich and Brian’s compensation equally assures their full strategic and cooperative partnership, and minimizes the risk of any divergence of interest, commitment or focus.

•	From an emergency succession standpoint, we also benefit from Rich and Brian’s integrated partnership throughout the Company’s activities.

For all these reasons, Rich and Brian’s comparable compensation has proven to be effective and is completely in line with our philosophy of incentivizing and retaining two uniquely successful co-heads and partners to work together to help drive our long-term growth in value.

36	Jefferies Financial Group

Compensation Discussion and Analysis

Our Compensation Process and Plan Design

The Committee’s Role

As a guiding mandate, our goal is to implement an executive compensation plan that reflects our shareholders’ desires and adheres to industry best practices.

OUR COMPENSATION PROGRAM INCLUDES BEST PRACTICES

   Clear link between pay and performance

   Incentive compensation performance-based and at-risk

   No acceleration of vesting in the event of a change-in-control for equity or other awards held by executives

   No golden parachute payments

   No tax gross-ups

No change-in-control payments No hedging of company stock No repricing of stock options Robust clawback policy Utilize an independent compensation consultant

We were disappointed that, although our 2020 advisory say-on-pay vote was approved by our shareholders, that consent was not substantially universal (69.2%). We historically engage with shareholders and other stakeholders in an effort to gather input and seek advice with regard to our compensation plans. In 2020, including during the proxy season, the Chairman of our Compensation Committee and our Executive Vice President and General Counsel had meaningful discussions with more than 70% our shareholders. Many of those shareholders voted in favor of our 2019 compensation plan; others did not. For those who did not, we heard disappointment in our metrics pertaining to shareholder returns and our return on tangible deployable equity and questions about why we did not merely adhere to our performance metrics in the face of what was perceived to be disappointing performance.

We are in the middle of our most recent round of shareholder engagement, which will continue to and through our Annual Shareholders Meeting on March 25. During that process, we are engaging with a large majority of our shareholders –again in the 70% or higher range – and soliciting feedback on our actual 2020 compensation and on the planned 2021 framework. This year, our shareholders have been extremely pleased with our outstanding performance and seemed to agree with our 2020 compensation decisions. They have also given us great advice regarding how best to disclose our thought processes to explain those decisions. In addition, we received very useful feedback regarding our 2021 plan, both with respect to the structure of the plan and the ultimate disclosure of the plan.

As in prior years, our engagement process has been a meaningful exercise as shareholder feedback both informs our decisions and shapes the disclosure in our proxy statement. We believe this CD&A has benefited greatly from that advice.

Role of the Compensation Consultant

In March 2020, the Compensation Committee retained Pearl Meyer as an independent compensation consultant to assist the Committee with conducting a thorough review of our executive compensation practices, including a review of our historical compensation and related practices, an examination of relevant peer and industry practices and recommendations on how best to address compensation matters going forward. Because 2020 was the third out of a three-year executive-compensation program established in 2018, we asked Pearl Meyer to focus primarily on how the Committee approaches executive compensation in 2021 and beyond. We will discuss that process later in this CD&A.

We also, of course, sought Pearl Meyer’s advice relating to assessing incentive plan payouts for fiscal year 2020 and how to compensate a CEO and President who not only manage and shepherd Jefferies as the two top executives but who also are among the largest revenue producers we have.

Peer Selection

For this, the third and final year in our three-year executive-compensation program, we made no changes to our list of peers because the criteria we used in 2018 and 2019 were still appropriate and, most importantly, the companies we selected represent those businesses with which we compete for talent, that have much in common with our business, and that are reasonably comparable for purposes of measuring relative performance.

2021 Proxy Statement	37

Compensation Discussion and Analysis

	•	We, our clients, ratings agencies and many shareholders think about our two most senior leaders as “founders” and player/coaches. Our top two executives did not literally found our firm, but they have completely reshaped and redirected both the legacy Jefferies Group and legacy Leucadia.
Our “Founders” and Player/Coaches	•	Dedicating on a combined basis 50 years of their lives, our CEO and President have propelled Jefferies Group from the narrowly focused equities shop it was before our CEO joined to what it has become today, growing and succeeding through, among other things, the challenges of 2001 - 2002, the 2008 - 2009 financial crisis, the late-2011 bear raid on Jefferies Group, the reverse combination with Leucadia in 2013, and – in 2020 – the upheaval resulting from the COVID-19 global pandemic.
	•	Our executives are the ultimate player/coaches who are “hands on” and who (i) bring significant revenue-generating opportunities to us because of their deep relationships and deep acumen; (ii) successfully and personally support Investment Banking pitches to fruition and execution; (iii) guide our businesses and coach our other leaders; and (iv) invest our shareholders’ dollars in high-return opportunities and oversee the growth and realization of these investments.
	•	Thus, when we seek comparators, we try to find companies that have transformational executives at the helm and that have characteristics relevant to the compensation of such highly productive individuals.
Competition for Clients and Market Share	•	We identified companies we encounter on a day-to-day basis when we compete for Investment Banking assignments and capital markets business and for rankings on industry league tables, as well as those companies from which we take market share in the equities and fixed income businesses.
Human Capital-Based	•	We identified those companies from which we might seek replacements for our top executives or to which our top executives might be recruited away from us.
Companies and Competitors for Talent	•	This group is a set of highly accomplished firms with highly compensated executives, many of whom are paid significantly more than our executives, particularly when carried interest payments, founder’s shares and other similar forms of compensation are taken into account.
	•	With respect to headquarters and geographical scope, we operate and compete in an industry that is centered in the financial capital of the world, New York City.
Location	•	Twelve out of fourteen names on our peer list are headquartered in New York City and, as we do, operate globally.

Our selected peers represent a reasonable and realistic list of firms that meet the appropriate criteria for comparators. The following table indicates how we view those criteria in relation to our peers. The Compensation Committee considered, but rejected, as comparators companies substantially in retail financial services.

Human Capital-Based
	Competition	Companies and
	for Clients and	Competitors for		Executive
Peer Name	Market Share	Talent	Location	Player/Coaches
AllianceBernstein Holding L.P.
Apollo Global Management, LLC
BlackRock, Inc.
The Blackstone Group L.P.
The Carlyle Group L.P.
Evercore Inc.
The Goldman Sachs Group, Inc.
KKR & Co. Inc.
Lazard Ltd
Loews Corporation
Moelis & Company
Morgan Stanley
PJT Partners Inc.
Stifel Financial Corp.

38	Jefferies Financial Group

Compensation Discussion and Analysis

The following table details relevant financial data of our selected peers:

				Total Shareholder Return CAGR(2)
	Revenue(1)	Market Cap(2)	Assets(1)	One Year	Three Year	Five Year
Company Name	($MM)	($MM)	($MM)	(%)	(%)	(%)
AllianceBernstein Holding L.P.(3)	$266	$3,065	$1,554	21.2%	19.1%	15.4%
Apollo Global Management, Inc.	$2,833	$9,981	$8,542	4.8%	18.3%	29.6%
BlackRock, Inc.	$16,205	$106,506	$168,622	45%	14.7%	16.9%
The Blackstone Group L.P.	$5,936	$41,326	$26,269	13.5%	29.7%	20.5%
The Carlyle Group Inc.	$3,377	$10,044	$13,809	(1.2%)	18.1%	16.9%
Evercore Inc.	$2,009	$3,695	$2,599	21.5%	4.3%	13.1%
The Goldman Sachs Group, Inc.	$41,462	$82,725	$1,163,000	6.1%	(0.6%)	5.6%
KKR & Co. Inc.	$7,907	$21,529	$60,899	30.8%	26.6%	21%
Lazard Ltd	$2,583	$3,920	$5,640	2.3%	(3.2%)	2.1%
Loews Corporation	$14,907	$11,520	$82,243	(17.1%)	(5.4%)	2.6%
Moelis & Company	$747	$2,176	$1,072	26.5%	1.1%	14.9%
Morgan Stanley	$48,198	$111,863	$895,429	28.7%	9.1%	15.3%
PJT Partners Inc.	$718	$1,649	$953	63.2%	18.2%	24.8%
Stifel Financial Corp.	$3,718	$4,759	$24,610	12.2%	8.3%	9.6%
Jefferies Financial Group	$6,956	$5,806	$53,118	12.4%	0.1%	8.9%
Ranking Relative to Peers	6 of 15	9 of 15	6 of 15	9 of 15	12 of 15	12 of 15

(1)	Revenue and Assets reflect the most recent fiscal year disclosure as of January 31, 2020.
(2)	Market Cap figures and Total Shareholder Return compound annual growth rates (CAGR) are as of JEF’s fiscal year-end (November 30, 2020) and are calculated using Capital IQ’s methodology. For Blackrock, Inc., Morgan Stanley, and Stifel Financial Corp., revenues reported in Form 8-K/earnings press release for fiscal year 2020; assets represent fiscal 2019 disclosure.
(3)	Revenue and assets represent the values of AllianceBernstein L.P., while Market Cap and TSR are for AB Holding L.P.

2020 Executive Compensation Plan

Our 2020 Plan

Our 2020 Plan was based on driving return on tangible deployable equity and total shareholder return:

Return on Tangible Deployable Equity (ROTDE)	Total Shareholder Return (TSR)
is defined as net income adjusted for amortization of intangible assets divided by tangible book value at the beginning of the year adjusted for intangible assets, deferred tax assets, dividends and cash used for our share repurchase program. Return metrics such as ROTDE not only measure profitability, but also reflect the use of capital to achieve that profitability, which rewards efficient use of our capital.	is the annualized rate of return reflecting stock price appreciation plus the reinvestment of dividends and distributions to shareholders over the measurement period.

2021 Proxy Statement	39

Compensation Discussion and Analysis

Set forth below is a summary of our 2020 Plan:

ANNUAL BASE SALARY	$1 million

SHORT-TERM INCENTIVE

Targeted Amount: $6.5 million

•   Single-year performance award based upon ROTDE

•   Potential 75% upside if ROTDE is greater than or equal to 12%

•   Committee has authority to increase or decrease incentive, but cannot increase it higher than $13 million or two times target

LONG-TERM INCENTIVE

•   To achieve target, 9% compounded annual TSR required

•   Targeted performance results in approximately 30% growth in share price

•   Must achieve 6% compound annual TSR to earn any shares

•   Performance measurements and vesting occur after the end of the third year

Targeted Amount: $16 million (3 year test and vesting)

•   Target compensation of $16 million, but award is not earned until the end of the three-year measurement period of compounded TSR

•   2020 Award, if not forfeited, vests during first quarter of fiscal year 2023

2020 Plan modified by relative TSR performance:

•   3-year performance cycle measuring three-year compounded TSR (6%, 9%)

•   < 6% results in forfeiture of any equity award

•   Targeted 9% three-year compounded TSR

•   Award modified by relative compounded TSR performance

•   If relative compounded TSR is below 50th percentile, award capped at target even if absolute TSR > 9%

•   If relative compounded TSR is above 50th percentile RSU award increases by 1.5% of target compensation for each percentile point above median, but only if absolute TSR ≥ 9%

40	Jefferies Financial Group

Compensation Discussion and Analysis

The Results of our 2020 Plan

Long-Term Equity Incentive (RSUs)

2020 PERFORMANCE AWARDS

The long-term incentive portion of our 2020 Plan includes a targeted $16 million grant of RSUs that can only be received if we achieve three-year compounded TSR of 9% over 2020-2022. Accordingly, until we finish the three-year measurement period at the end of 2022, we are not able to estimate the actual performance-based RSUs that might be received by our executives. All long-term RSUs remain subject to forfeiture.

Short-Term Incentive (Cash)

2020 CASH INCENTIVE AWARDS

The short-term incentive portion of our 2020 Plan was based primarily on our 2020 ROTDE, defined as net income adjusted for amortization of intangible assets divided by tangible book value at the beginning of the year adjusted for intangible assets and deferred tax assets, dividends and cash used for our share repurchase program.

2020 ROTDE Analysis ($ thousands)	Fiscal 2020
Net Income attributable to Jefferies Financial Group Common Shareholders (GAAP)	$769,605
Add: Intangible Amortization	15,322
Add: Intangible Asset Impairment	468
Less: Tax on Intangible Asset Amortization and Impairment	(4,420)
Adjusted Net Income (non-GAAP)	$780,975
Divided by:
Jefferies Financial Group Shareholders’ Equity at November 30, 2019 (GAAP)	$9,579,705
Less: Intangible Assets, Net and Goodwill	(1,922,934)
Less: Deferred Tax Assets, Net	(462,468)
Less: Weighted Impact of Cash Dividends and Share Repurchase Program	(545,398)
Adjusted Tangible Book Value (non-GAAP)	$6,648,905
2020 ROTDE % = $780,975 / $6,648,905 =	11.75%

As calculated above and displayed below, in 2020 Jefferies’ ROTDE was 11.75% (supported in large measure by Jefferies Group’s 20.4% ROTE).

	Target Compensation		Outcome
CASH	$6.5 million target in 2020 based on 1-year ROTDE results	2020 ROTDE: 11.75%	$11 million

As was noted in our January 4, 2021 earnings release and accompanying management’s Annual Shareholder Letter, as was explained in detail in our 2020 Form 10-K, and as we noted earlier in this Proxy Statement, 2020 was an outstanding year for Jefferies. Since our combination with Leucadia National Corporation in 2013, and in particular since 2017 and 2018, we have tasked management with smartly reducing the size of our Merchant Banking Portfolio and in focusing the bulk of their attention on building out a pure financial-services platform with world-class Investment Banking, Capital Market and Alternative Asset Management businesses. Each year, we have seen management achieve progress toward this goal, and by the end of 2019, following the sales of National Beef and the distribution of Spectrum Brands, that transformation was nearing completion.

Thus, coming into 2020 Jefferies seemed primed to perform, and the first quarter appeared to confirm the wisdom of our planned transformation as 1Q2020 was a record quarter for our financial-services business, Jefferies Group, with record net revenues and record net earnings. Then, everything changed.

2021 Proxy Statement	41

Compensation Discussion and Analysis

COVID-19 caused a substantial disruption at Jefferies, including the loss of Jefferies Group’s CFO and the necessary complete reconfiguration of Jefferies’ physical infrastructure. Of course, the impact of COVID-19 also caused a massive disruption of the global economy and financial markets and its participants, including Jefferies.

Rich and Brian did what they have consistently done when faced with challenges in their combined nearly half-century at Jefferies. They rallied our team and capitalized upon every opportunity that presented itself. And they did so not only on traditional financial fronts (growing revenue and gaining market share in Investment Banking and Sales & Trading, and growing AUM in Asset Management) but also on non-traditional fronts as well, which are discussed further in the tables below.

Because Rich and Brian keep the Board fully informed and look to its members for guidance and judgment, we were shoulder to shoulder with them throughout – from the record-breaking 1Q2020 to the immediate, negative impact of the spreading virus, and month by month through the herculean efforts to not only climb out of that pandemic-related trough but to reach outstanding and, in many cases, record-breaking highs throughout the entire Company.

It became very clear to us early in 2020 that our compensation decision for the fiscal year would inevitably rely in some measure on our judgment in addition to the performance metrics we had set. As noted above, under the provisions of our plan, we retained the authority to pay an incentive bonus based not only on our performance metrics but also on important qualitative factors. As we did with the formulaic portion of annual compensation, which we capped at $11.375 million regardless of how high ROTDE was, we also capped the non-formulaic portion to total compensation of $13 million.

In February and March, we recognized that the sudden environmental challenges could negatively impact performance metrics despite the masterful job Rich and Brian had done in navigating the onset of the pandemic and protecting all of Jefferies. At that time, it became clear that we would need to use our judgment regarding compensation. Then, from May forward, we began to understand that we might be facing a year in which, because Rich and Brian had followed the strategy we had set out for them (that is, to evolve to a pure financial services business), Jefferies Group was breaking records in what was becoming a very successful year, and Jefferies Financial Group was performing well above early expectations.

As we monitored how 2020 was playing out, it became clear that our plan, which had been constructed three years earlier, was not matching our strategy of transforming the business to a pure financial services platform. Put differently, although we directed our executives to transition to a financial services platform and to reduce the size of the Merchant Bank – a strategy on which they delivered – our compensation plan was still geared to a legacy company with a large Merchant Bank and a financial services platform that had not yet evolved. Thus, between the second quarter and late fall, we were fairly certain that we would be using our authority to compensate management for their incredible leadership through the pandemic and for 2020’s outstanding success.

As it turns out, in light of that stellar performance on all fronts, the record-breaking performance at Jefferies Group (as noted above, resulting in ROTE of 20.4%) resulted in ROTDE at Jefferies Financial Group of 11.75% and formulaic earnings of $11 million. Because of the myriad reasons discussed above and summarized below, the Compensation Committee awarded each of our executives an additional $2 million bonus.

42	Jefferies Financial Group

Compensation Discussion and Analysis

Among non-financial factors, the Committee considered the fact that Rich and Brian:

Pandemic Response	People and Community

•   Successfully battened down the hatches against the potential impact of COVID-19 in an effort to keep our employees and their families healthy and safe

•   Anticipated the market impact of COVID-19 and protected the Company against the financial impact with a hedge that netted approximately $120 million in profits

•   Worked to ensure that employees had direct access to resources to address both physical and mental health

•   Stepped up to join the public fight against COVID-19 by making a $10 million seed investment, making direct loans to ApiJect to support its operations, and helping the company raise additional capital to jumpstart the production of hundreds of millions of prefilled injectors to deliver vaccines and therapeutics

•   Used the resources at hand to address those in need outside Jefferies, including honoring the memory of our former Jefferies Group CFO, Peg Broadbent, donating and leading donations by Jefferies’ staff and clients of $9.25 million to over 85 charities supporting those suffering the impact of COVID-19

•   Successfully and seamlessly transitioned over 4,000 employees from established offices to a work-from- home environment

•   Partnered with staff and clients to donate A$4 million to support wildfire relief efforts in Australia

•   Published the Company’s inaugural ESG Report

•   Publicly took on important issues relating to the need for government stimulus, diversity and inclusion, and how to navigate 2020’s myriad challenges

•   Expanded inclusion and diversity efforts outside and inside Jefferies

•   As it further pertains to diversity, committed Investment Banking resources and investing equity in the Empowerment and Inclusion SPAC, the mission of which is to acquire a diverse-led business or a business focused on promoting an inclusive economy and society (Jefferies has also committed to donate all of its founder’s shares and warrants to initiatives supporting the economic empowerment and inclusion of underrepresented groups)

Driving Long-Term Value

•	Remained unrelenting in efforts to recruit and retain the best talent in the industry
•	At all times, maintained a highly liquid balance sheet and kept tight controls on risk and compliance
•	Used business acumen not only to gain market share and ranking in league tables but also to be at the cutting edge of investment products and services
•	Expanded our business further globally, driving record growth and revenues in Europe and Asia
•	Continued to return substantial amounts of capital our shareholders

During our engagement with shareholders over the past few weeks, we were asked to compare our decision to use our judgment to award our executives $2 million – that is, about 18% higher than the performance-based calculation – with the 2020 incentive bonuses to the so-called rank and file. On balance, total annual incentive bonuses paid to Jefferies Group team members was almost 80% higher than in 2019 to recognize and reward their outstanding performance.

The Results of our 2018 Plan

2020 was the final year to calculate the three-year, long-term performance metrics for compensation year 2018. Those performance metrics and results are presented below.

Long-Term Equity Incentive (RSUs)

Because three-year compounded TSR failed to meet threshold requirements, despite what we viewed as enormous progress toward our strategic and operational goals, each of our executives forfeited approximately 698,000 shares of common stock granted for compensation year 2018. (As of November 30, 2020, those forfeited shares would have been valued at approximately $15.9 million.)

Long-Term Cash Incentive

Our long-term cash incentive plan had a $9 million target, with each performance year targeting one-third or $3 million if sustained compounded annual ROTDE equaled 9%, with our executives being eligible to earn up to $4.5 million if compounded annual ROTDE was at or above 12%. Because three-year compounded ROTDE was 12.73% for the 2018-2020 period, our executives each earned $4.5 million relating to compensation year 2018.

2021 Proxy Statement	43

Compensation Discussion and Analysis

Total 2018 Compensation

We targeted a total of $26 million for our executives’ 2018 compensation. As a result of their forfeiture of the 2018 long-term RSUs, they earned $14.5 million (approximately 56% of target).

Our Path Forward on Compensation

2021 and Beyond

As we contemplate 2021 and beyond, our goal has been a restructuring of our executive-compensation plan, which we will present for your approval in next year’s proxy statement. As noted earlier, we retained Pearl Meyer and have been working with them since early 2020 to help us re-think compensation. Briefly stated, total compensation will be based on the Committee’s assessment of Jefferies’ and our executives’ performance, with our performance priorities for 2021 focusing on ROTDE, Capital Allocation, Market Share and Leadership. Building on a compensation model demonstrated by some of our most admired competitors in financial services, we have developed an annual performance assessment process specific to the business of Jefferies that is summarized below.

NEW PAY AND PERFORMANCE STRUCTURE FOR 2021

Target total compensation will be based on the Committee’s assessment of Company and individual performance for 2021 in an annual performance assessment process

Establish Performance Measures for 2021	Establish Target Total Compensation for 2021	Assess Performance at FYE 2021	Determine Total Compensation
• Include financial and non-financial measures • Specific targets for financial measures • Goals and timing around strategic milestones • Assess performance at year end against pre-established goals

•   Target total incentive pay of $25M (cash bonus and LTI)

•   Committee considered peer group pay levels

•   No change to base salary

•   Target pay to be allocated among cash bonus, PSUs and RSUs

•   PSUs will have prospective 3-year performance targets

•   Committee will review Company performance and assess individual performance of CEO and President

•   Review performance measures established at the beginning of the year

•   Assess actual performance against targets or evaluate achievement of strategic/non-financial goals

•   Determine total compensation based on performance and allocate amounts based on appropriate pay mix

•   Annual LTI grant in respect of 2021 performance will be made in early 2022 (no multi-year grants)

44	Jefferies Financial Group

Compensation Discussion and Analysis

We have vetted the parameters of this new plan with the majority of our shareholders and have received positive feedback and very useful insights – both with respect to the substance of the plan and the depth of disclosure our shareholders will want to see. Among other feedback, we have heard that our shareholders agreed with us that substantial emphasis should be placed upon return on equity. In addition, shareholders indicated that we should be careful not to place too much weight on the market-share factor and to be certain to apply a very rational and well-explained set of parameters pertaining to capital allocation, including those relating to the transition away from Merchant Banking and into Asset Management. And not surprisingly, many of our shareholders made plain that, when we graded our executives on leadership, their performance against our ESG and DEI mandates must play a central role in how we measure their leadership. As it relates to disclosure, our shareholders expressed a strong interest in our outlining in detail the structure and consideration process for how we ultimately landed on a final plan.

We are grateful for the extremely useful feedback we have received. Having completed this vetting process, we will finalize our 2021 executive compensation plan in the next two to three weeks.

Transitional Grant

A key feature of our 2021 plan structure is that there will be no long-term equity grant until performance versus our priorities is determined after the end of fiscal year 2021. As a result of this transitional plan, our executives will not receive a regular, annual equity grant in 2021. To bridge that transition, the Committee approved one time grants of options and stock-appreciation rights to our executives at a strike price of $23.75, which was the closing price of our shares on the date immediately preceding the grant date. We intentionally chose options and SARs to avoid any appearance of enrichment without performance. Options and SARs place our executives in complete alignment with shareholders. Not a single dollar of value can be realized on those instruments unless the stock price increases over time. (Although each grant had a theoretical (Black-Scholes) value of approximately $12.5 million as of the grant date, as a practical matter they are worth nothing unless our stock price appreciates because the instruments cannot be transferred or sold.)

Elements of our Compensation Program

Although the form of our plans may change over time, our compensation policies remain designed to provide competitive levels of pay in order to attract and retain talented executives and leaders, encourage long-term service and loyalty and align their interests with the creation of long-term value for our shareholders. Each element of our program, base salary, annual incentive, long-term incentive and benefits, is tailored to incentivize a specific area of pay that we believe will promote sustained economic value over time.

Alignment between Pay and Performance

In 2020, 96% of our CEO and President’s total target compensation was at risk. Equity is a significant component of this compensation, and, as we continue to believe and state, provides strong incentives for superior long-term performance and a direct link to the interests of our shareholders.

2021 Proxy Statement	45

Compensation Discussion and Analysis

Base Salary

We pay our named executive officers a market-level base salary to provide them a predictable level of income and to reward current and past short-term performance. The base salaries we have established reflect our understanding of the competitive market for these roles. The base salaries below are annualized.

Executive	Role	2020 Base Salary ($)
Richard B. Handler	CEO	1,000,000
Brian P. Friedman	President	1,000,000
Joseph S. Steinberg	Chairman of the Board	810,693
Michael J. Sharp	General Counsel	1,000,000
Teresa S. Gendron	CFO	500,000

Annual Bonuses

Annual bonuses are designed to encourage our executive officers to deliver strong annual results, to maximize short-term productivity and profitability and to reward our executive officers for their efforts during the year. Motivating our executive officers to deliver strong short-term results directly impacts our performance, and together with long-term focus and risk mitigation, is key to our success.

As noted above, our compensation process includes the Compensation Committee, in consultation with our CEO and President, determining the compensation of our other executive officers. The Committee considered the views of Messrs. Handler and Friedman, including their assessments of our executives’ individual performance, and the range of market inputs available, in setting such compensation.

CEO and President	Our top two executives, Rich Handler (CEO) and Brian Friedman (President), were eligible to receive annual cash bonuses for 2020. As described above, each executive was awarded $13 million.
General Counsel	Our General Counsel was eligible to receive an annual cash bonus for 2020. To align his compensation with the performance metrics driving our two top executives, Mr. Sharp’s performance-based incentive compensation had a threshold of $1 million if ROTDE was at least 6%, a target of $2 million if ROTDE was 9% and a maximum of $3 million if ROTDE equaled 12% or more. The remainder of Mr. Sharp’s incentive compensation was based on personal performance, effectiveness of non-revenue-generating activities, implementation of strategic initiatives and overall senior management skill and effectiveness.

Because ROTDE was 11.75% for 2020, Mr. Sharp’s performance-based bonus would be approximately $2.9 million. Having considered all relevant factors relating to our performance and Mr. Sharp’s performance, including among others the key roles he played in the Company’s response to COVID-19 as well as his integral involvement in all parts of our operations that helped generate an outstanding year, at the recommendation of senior management the Committee approved Mr. Sharp receiving an additional $2.1 million cash bonus that brought his total reward to $5 million.
Chief Financial Officer	Our CFO was eligible to receive an annual cash bonus for 2020. To align her compensation with the performance metrics driving our two top executives, Ms. Gendron’s performance-based incentive compensation had a threshold of $250,000 if ROTDE was at least 6%, a target of $500,000 if ROTDE was 9% and a maximum of $750,000 if ROTDE equaled 12% or more. The remainder of Ms. Gendron’s incentive compensation was based on personal performance, effectiveness of non-revenue-generating activities, implementation of strategic initiatives and overall senior management skill and effectiveness.

Because ROTDE was 11.75% for 2020, Ms. Gendron’s performance-based bonus would be approximately $729,000. Having considered all relevant factors relating to our performance and Ms. Gendron’s performance, including among others that fact that Ms. Gendron successfully operated as the Jefferies CFO as well as the Jefferies Group CFO following Mr. Broadbent’s death in March, at the recommendation of senior management the Committee approved Ms. Gendron receiving an additional $571,000 cash bonus that brought her total reward to $1.3 million.

46	Jefferies Financial Group

Compensation Discussion and Analysis

2020 Long-Term Incentive Plans

Long-term equity incentive compensation provides strong incentives that drive superior long-term performance and a direct link for our executive officers to the interests of our shareholders. The value of long-term equity incentive awards increases or decreases based on the future price of our shares. Awards of long-term equity incentive compensation also create long-term ownership, which we believe is important to promoting a culture of entrepreneurship.

CEO and President	As described above, our Compensation Committee approved an executive compensation program for our CEO and President consisting of long-term, performance-based equity for compensation year 2020, which can only be realized based on three-year performance targets that extend through 2023.

Benefits

We provide our named executive officers with medical, dental, life insurance, disability, savings, retirement, deferred compensation opportunities and other similar benefits available to employees generally that are not part of what we consider direct compensation. We intend these benefits to be competitive in order to help recruit and retain talented executives. These benefits are designed to facilitate the productivity of our executives, ensure the well-being of our executives, employees and their families, encourage long-term service to us and generally enable our compensation packages to remain competitive. In the aggregate, we believe our benefits including perquisites are in-line with or more moderate than general business practices for companies of comparable size and character.

Executive Perquisites

Certain perquisites as disclosed in our Summary Compensation Table are available to executive officers that are not available to other employees. Messrs. Handler, Friedman and Steinberg may use our business aircraft for personal use to assure their constant availability and responsiveness and to facilitate their productivity, subject to an annual $350,000 limitation for each executive, above which reimbursement to us is required. Certain of our executive officers receive the use of cars and drivers, paid parking, and vehicle-related expenses for business as well as personal use also to assure their constant availability and responsiveness, and to facilitate their productivity. These benefits also allow us to be competitive in the talent market. These perquisites are reported as All Other Compensation in our Summary Compensation Table.

Severance

Under our severance policy, employees terminated by us other than for cause are generally entitled to one month’s pay for each year of service, up to a maximum of 24 months. Pay is defined as salary plus bonus (excluding one-time, tenure or holiday bonus). Messrs. Handler, Friedman and Sharp are only entitled to severance under Jefferies Group’s policy, which provides that terminated employees, other than employees terminated for cause, are generally entitled to one-half month’s salary for each year of service, up to a maximum of six months (a maximum of 12 months for employees with age plus years of service of at least 60). More information is provided under Potential Payments upon Termination of Employment or Change-in-Control.

Retirement and Deferral Plans

For Jefferies Financial Group employees hired before January 2014 (“grandfathered employees”), we maintain a Savings and Retirement Plan that allows participants to make contributions, portions of which are matched by us. The plan also provides an additional retirement contribution for eligible participants determined on the basis of age and service with potential contributions ranging from 2% of eligible compensation up to 16% of eligible compensation. Grandfathered employees who earn $300,000 or more have the retirement contribution made to a separate deferred compensation plan maintained by us. Jefferies Financial Group employees hired January 1, 2014 or later also participate in the Saving and Retirement Plan but have a different match formula and are not eligible to receive a retirement contribution. Only Mr. Steinberg is eligible for the retirement contribution.

Jefferies Group maintains a 401(k) plan for its employees where contributions are matched.

Jefferies Group maintains a separate deferred compensation plan that permits the deferral of compensation and provides a means for our employees to invest in our shares on a tax-deferred basis. None of the named executive officers participate in the Jefferies Group deferred compensation plan.

Employees of Jefferies Group who began service prior to April 1, 1997, which includes Mr. Handler but none of the other named executive officers, are entitled to benefits under the Jefferies Group pension plan.

2021 Proxy Statement	47

Compensation Discussion and Analysis

Employment Agreements

Our named executive officers do not have employment agreements with us.

Change-in-Control Agreements

We do not have any change-in-control agreements with any named executive officers. No equity held by our executive officers is subject to accelerated vesting upon a change-in-control.

Stock Ownership Guidelines

We adopted stringent stock ownership guidelines for our CEO and President. The guideline is set at ten times salary, resulting in a requirement that each executive hold $10 million worth of our shares. Messrs. Handler and Friedman have historically acquired and held large positions in our shares. Including all earned and unearned deferred shares and options, Messrs. Handler and Friedman own a combined 27,955,049 shares, representing approximately 10.7% of our outstanding shares.

Since becoming CEO of Jefferies Group in 2001 and for the eight years he has worked at Jefferies Financial Group, approximately 68% of Mr. Handler’s compensation has consisted of non-cash equity related securities vesting over three to five years. Aside from charitable donations and tax-related sales, Mr. Handler has not sold any of his shares.

Since becoming an executive officer of Jefferies Group in 2005 and as President of Jefferies Financial Group, approximately 73% of Mr. Friedman’s compensation from Jefferies Group and Jefferies Financial Group has consisted of non-cash equity related securities vesting over three to five years. Aside from charitable donations, estate planning and tax-related sales, Mr. Friedman has not sold any of his shares.

Mr. Steinberg owns 22,243,642 shares and options, representing 8.9% of our outstanding shares.

This ownership encourages our executives to act in our best long-term interests and those of our shareholders.

Clawback Policy

We have adopted a policy allowing our Compensation Committee to claw back incentive awards if the underlying performance metric or any other metric considered by the Compensation Committee in approving an award, is corrected, adjusted or deemed to be false. This policy applies to all of our executive officers.

Anti-Hedging Policies

Directors, executive officers and other employees are expressly prohibited from hedging transactions that involve our securities and those of our subsidiaries under our amended Insider Trading and Anti-Tipping Policy. Our anti-hedging policy also prohibits direct and indirect short selling, option transactions of any kind and derivative transactions that involve our securities. The policy does not apply to the exercise of options, warrants or other rights issued by us or any transaction approved in advance by the Compensation Committee. In 2020, we had no outstanding options or warrants issued by us and our Compensation Committee has never been asked to, nor ever approved, any exceptions to our anti-hedging policies.

Compensation Risk Management

Our Compensation Committee has considered whether our compensation policies and practices reward employees for imprudent risk taking and has determined that our compensation policies and practices, including those of Jefferies Group, are not reasonably likely to have a material adverse effect on us. The Compensation Committee’s assessment is conducted annually. Management reviews with our Compensation Committee our compensation programs, focusing on incentive programs, risks and mitigation factors. Based on the totality of this information, the Compensation Committee determines whether any portion of such compensation encourages excessive risk taking and concludes whether or not our compensation programs are reasonably likely to have a material adverse effect on us.

In assessing risks, our Compensation Committee considers mitigating factors such as (i) the multiple elements of our compensation packages, including base salary and bonuses, either in the form of restricted cash or equity awards, both of which vest over a number of years; (ii) the structure of senior executives’ incentive program, which is based on a number of different performance measures to avoid placing undue emphasis on any particular performance metric; (iii) the ability

48	Jefferies Financial Group

Compensation Discussion and Analysis

to exercise negative discretion as a means to adjust compensation downward to reflect performance or other factors; (iv) oversight of our programs by our Board and Compensation Committee; (v) our clawback policy; (vi) our anti-hedging policy; (vii) no change-in-control benefits; and (viii) other factors deemed relevant by the Committee.

As discussed earlier, we specifically considered whether our amended compensation program might inappropriately increase the risk appetite of our executives. We did not want our amendments to upset the proper balance between short-term performance and our ultimate objective: long-term value creation. We believe the program we are proposing supports our long-term objectives.

Tax Considerations

Although the Tax Cuts and Jobs Act removed the tax incentive for qualified performance-based compensation beginning in 2018, our Compensation Committee retained the use of performance-based compensation for the primary portion of our executives’ 2020 incentive compensation as an appropriate and valuable tool to continue to align our executives’ interests with the long-term interests of our shareholders.

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Annualized Salary ($)	Bonus ($)		Stock Awards(1) ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)		Total ($)
Richard B. Handler	2020	1,000,000	2,038,000		—	2020:	10,962,000		66,692	319,264	(5)	18,885,956
Chief Executive Officer						2018:	4,500,000	(2)
	2019	1,000,000	3,250,000		—	2018:	4,500,000	(2)	36,833	445,125		9,231,958
				2018:	12,762,541
				2019:	12,913,541
				2020:	13,046,422
	2018	1,000,000	—	Total:	38,722,504	2018:	4,500,000	(2)	—	451,709		44,674,213
Brian P. Friedman	2020	1,000,000	2,038,000		—	2020:	10,962,000		—	167,992	(6)	18,667,992
President						2018:	4,500,000	(2)
	2019	1,000,000	3,250,000		—	2018:	4,500,000	(2)	—	351,625		9,101,625
				2018:	12,762,541
				2019:	12,913,541
				2020:	13,046,422
	2018	1,000,000	—	Total:	38,722,504	2018:	4,500,000	(2)	—	145,125		44,367,629
Joseph S. Steinberg	2020	810,693	—		—		—		—	479,479	(7)	1,290,172
Chairman of the Board	2019	810,693	—		—		—		—	470,715		1,281,408
	2018	810,693	310,954		—		—		—	481,525		1,603,172
Teresa S. Gendron	2020	500,000	571,000		—		729,000		—	4,875		1,804,875
Chief Financial Officer	2019	500,000	1,150,000		—		—		—	4,750		1,654,750
	2018	500,000	460,000		—		690,000		—	4,625		1,654,625
Michael J. Sharp	2020	1,000,000	2,100,000		—		2,900,000		—	4,875		6,004,875
Executive Vice President	2019	1,000,000	3,000,000		—		—		—	4,750		4,004,750
and General Counsel	2018	1,000,000	1,100,000		—		2,400,000		—	4,625		4,504,625

(1)	Grant date fair value of restricted awards under our Incentive Plan in accordance with GAAP. Stock Awards for Messrs. Handler and Friedman during 2018 were in the form of Performance-based Restricted Stock Units that applies to three compensation years (2018, 2019 and 2020). Further information on the valuation assumptions relating to the stock awards granted in 2018 can be found in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2020. These 2018-2020 awards were modified during fiscal 2019 by our Compensation Committee. Please refer to our 2019 and 2020 CD&As for additional information. Because the Company’s TSR fell below the performance-threshold metric, Messrs. Handler and Friedman forfeited all long-term-equity incentive for compensation year 2018.

2021 Proxy Statement	49

Compensation Discussion and Analysis

(2)	Messrs. Handler and Friedman each received incentive compensation of $4,500,000 relating to compensation year 2018 performance metrics because compounded annual ROTDE exceeded 12% for the 2018-20 period.
(3)	As required by SEC rules, the Change in Pension Value and Non-Qualified Deferred Compensation Earnings as well as the Total columns do not include a negative return of $1,393 in Mr. Handler’s pension for fiscal year 2018.
(4)	Some of the items under this caption constitute taxable income to the named executive officers. These amounts are reported as taxable income for the executives pursuant to IRS rules which differ from the SEC reporting rules used to report the amounts reflected in this table and these notes.
Certain of our named executive officers benefit from personal use of our aircraft. In addition, family members of our named executive officers may, in certain circumstances, accompany the named executive officers on business as well as personal travel on our aircraft, resulting in additional costs. Reported costs for personal use of our aircraft consist of the incremental costs incurred as a result of personal flight activity, including fuel, repairs, maintenance, personal supplies and meals and flight crew meals and lodging. Incremental costs do not include depreciation, hanger rent, insurance, flight crew salaries and benefits and other fixed expenses that would have been incurred regardless of whether there was any personal use of our aircraft. For 2020, the total amount of our disallowed tax deduction resulting from the personal use of our aircraft by Messrs. Handler, Friedman, Steinberg and their guests was approximately $3.4 million. Messrs. Handler, Friedman and Steinberg receive the use of drivers, cars and other transportation benefits for business as well as personal use. Disclosed amounts for personal use of drivers, cars and other transportation benefits for each executive are derived based on a 30% allocation of the total cost of driver compensation (including bonus and benefits), parking costs, vehicle depreciation and all other vehicle operating costs.
(5)	Includes $212,034 in incremental costs for personal use of our aircraft, $102,355 in personal use of a car and driver and $4,875 in contributions to the Profit Sharing Plan (PSP).
(6)	Includes $99,651 in incremental costs for personal use of our aircraft, $63,466 in personal use of a car and drivers and $4,875 in contributions to the PSP.
(7)	Includes $350,000 in incremental costs for personal use of our aircraft (after deducting $9,743 reimbursed to us by Mr. Steinberg for additional personal use of our aircraft), $84,076 in personal use of car and drivers, $39,661 in contributions to our Deferred Compensation Plan and $5,742 in contributions to the Savings and Retirement Plan.

2020 Compensation Plan Outcomes

Grants of Plan-Based Awards in 2020

Equity Incentive Plan Awards to Our Other Named Executive Officers

None.

Non-Equity Incentive Plan Awards to Our Other Named Executive Officers

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
Teresa S. Gendron	2/6/2019	(1)	250,000	500,000	750,000
Michael J. Sharp	2/6/2019	(1)	1,000,000	2,000,000	3,000,000

(1)	Grants of performance-based awards to Mr. Sharp and Ms. Gendron as discussed in the CD&A under Annual Bonuses – General Counsel and Chief Financial Officer.
(2)	Threshold, Target and Maximum performance goal equal 6%, 9% and 12% ROTDE. In addition to Threshold, Target and Maximum, Ms. Gendron and Mr. Sharp were entitled to receive an incentive bonus based on their individual personal performance, effectiveness of non-revenue-generating activities, implementation of strategic initiatives and overall senior management skill and effectiveness.

50	Jefferies Financial Group

Compensation Discussion and Analysis

Outstanding Equity Awards at Fiscal Year-End 2020

This table provides information on the holdings of unvested restricted stock and RSUs by our named executive officers at November 30, 2020.

	Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Richard B. Handler (Comp Year 2019)	1/1/2018	(2)	—		—	698,104	15,867,904
Richard B. Handler (Comp Year 2020)	1/1/2018	(2)	—		—	698,104	15,867,904
Brian P. Friedman (Comp Year 2019)	1/1/2018	(2)	—		—	698,104	15,867,904
Brian P. Friedman (Comp Year 2020)	1/1/2018	(2)	—		—	698,104	15,867,904
Michael J. Sharp	1/24/2017		10,693	(3)	243,052	—	—

(1)	Based on $22.73 per share, the NYSE closing price on November 30, 2020.
(2)	Represents Compensation Years 2018 – 2020 performance-based compensation that is subject to three-year compounded TSR performance goals during the three-year period beginning with the applicable compensation year. The number of RSUs shown in the table assumes performance is achieved at target levels, and includes RSUs resulting from non-preferential dividend equivalents that are forfeitable to the same extent as the underlying award. 100% of the shares are subject to service-based forfeiture during the performance period. Our Compensation Committee subsequently amended the awards during 2019. Please refer to our CD&A for additional information.
(3)	The restricted shares vested on January 24, 2021.

Prior to the merger in July 2019 in which HomeFed Corporation became our wholly owned subsidiary, Mr. Friedman and Mr. Steinberg received HomeFed stock options while serving on the HomeFed Board of Directors. In the merger, those options were assumed by us, becoming options to purchase our shares. Of those options, at November 30, 2020, Mr. Steinberg and Mr. Friedman each held the following: 2,000 options exercisable for $19.00 per share, fully exercisable and expiring July 14, 2021; 2,000 options exercisable for $20.75 per share, exercisable as to 1,500 shares with the remaining 500 shares to become exercisable August 4, 2021, expiring August 4, 2022; and 2,000 options exercisable for $24.00 per share, exercisable as to 1,000 shares, becoming exercisable as to 500 shares on August 8, 2021 and 500 shares on August 8, 2022, and expiring August 8, 2023.

Stock Vested in Fiscal 2020

The table below reflects equity that vested during fiscal 2020 for each of our named executive officers. In each instance, those vested shares related to the vesting of RSUs from 2017 and earlier. Shares are valued on the day they vested. None of our named executive officers exercised options or warrants during fiscal 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard B. Handler	1,237,033	27,177,615
Brian P. Friedman	1,237,033	27,177,615
Michael J. Sharp	15,357	345,840
Michael J. Sharp	10,693	234,925

Pension Benefits in 2020

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Richard B. Handler	Jefferies Group Employees’ Pension Plan	16 (frozen)	$392,258	$0

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Compensation Discussion and Analysis

To calculate the value above, we assumed that benefit commencement is at age 65 (our pension plan’s normal retirement age). We also assumed that 85% of his benefit is paid as a lump sum calculated using an interest rate of 3.7% and mortality assumption required under Revenue Ruling 2007-67 and that 15% of his benefit is paid as a single life annuity calculated using a 2% discount rate and RP-2014 annuitant mortality. In addition, the figure provided is based on age 65 present values discounted back to current age. We also assumed no pre-retirement mortality.

Jefferies Group first adopted its pension plan in 1964 and stopped admitting new participants into the plan on April 1, 1997. Effective December 31, 2005, benefits under the plan were frozen. All persons who were Jefferies Group employees prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age and who have completed one year of service are covered by the pension plan. The plan is a defined benefit plan funded through our ongoing contributions and through earnings on existing plan assets. The amount an employee will receive as a plan benefit depends on the person’s covered compensation during specific plan years. An employee retiring at age 65 will receive 1% of the employee’s covered compensation from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered compensation for 1985 and 1986. Benefits under the plan are payable for the remaining life of the participant and are not subject to deduction for Social Security benefits or other offsets.

Since 2004, the amount of covered compensation has been capped at $210,000 per year. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original plan formula recognizing pay up to $100,000 and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered compensation through the date of termination.

Non-Qualified Deferred Compensation

The following table provides information on amounts that the named executive officers are entitled to receive under our non-qualified deferred compensation arrangements, including deferrals of vested restricted stock units under our 2003 Incentive Compensation Plan, as amended and restated as of May 23, 2018, and Mr. Handler’s self-directed deferred compensation account which was in place before he became CEO of Jefferies Group in 2001.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Richard B. Handler	27,177,615	—	19,181,265	(5)	—	304,603,277	(6)
Brian P. Friedman	27,177,615	—	11,115,694	(7)	—	123,153,432
Joseph S. Steinberg	—	39,661	56,461		—	782,516

(1)	Value of shares vesting during the fiscal year.
(2)	All amounts are included in the Summary Compensation Table in All Other Compensation.
(3)	Earnings and losses are based upon the investment direction of the named executive officer, the change in value of our shares underlying vested RSUs and the value of dividend equivalents credited as additional RSUs.
(4)	Amounts in the table reflect compensation granted in multiple years, including compensation that has been deferred on a mandatory or voluntary basis and market returns on investments that deferred amounts were deemed invested in, which have accrued over time. Specifically, amounts in the table consist of (i) contributions resulting from compensation which has been disclosed in the Summary Compensation Table in this and previous Proxy Statements (to the extent the executive was a named executive officer in the year of deferral and the amount was otherwise required to be disclosed under SEC rules then in effect), plus (ii) earnings on deferred amounts, less (iii) distributions.
(5)	Includes $29,606,976 increased value of vested RSUs and $10,425,711 decreased value of Mr. Handler’s self-directed deferred compensation account. The change in value of RSUs represents the value of vested RSUs held at the end of the fiscal year less the value of those RSUs at the beginning of the year or, if contributed during the year, less the value at the time of such contribution, together with the end-of-year value of vested RSUs acquired during the year as dividend equivalents.
(6)	Includes $291,439,170 in value of vested RSUs and $13,164,107 in value in the self-directed deferred compensation account. The deferred compensation in the self-directed account originally was earned while Mr. Handler was head of Jefferies Group’s high yield division, prior to Mr. Handler becoming an executive officer of Jefferies Group. The last deferral into Mr. Handler’s self-directed deferred compensation account was in 2000.

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Compensation Discussion and Analysis

(7)	Represents the value of vested RSUs held at the end of the fiscal year less the value of those RSUs at the beginning of the year or, if contributed during the year, less the value at the time of such contribution, together with the end-of-year value of vested RSUs acquired during the year as dividend equivalents.

Potential Payments upon Termination of Employment or Change-in-Control

The following information describes and quantifies (where possible) certain compensation that would become payable under then-existing agreements and plans if the named executive officer’s employment had terminated on November 30, 2020, other than voluntary resignations or termination for cause.

Named Executive Officer Termination Payments

Severance Payments

Messrs. Handler, Friedman and Sharp are subject to the same severance policy as all other Jefferies Group employees:

•	One-half month’s salary of severance for each year of service, up to a maximum of six months’ pay

•	If retirement eligible (age plus years of service is at least 60), severance maximum is increased to 12 months’ pay

Mr. Steinberg and Ms. Gendron are subject to the same severance policy as all other Jefferies employees:

•	One month’s pay for each year of service, up to a maximum of 24 months

•	Pay is defined as salary plus average bonus (excluding one-time, tenure or holiday bonus)

Summary of Payments upon Termination or Change-in-Control

The table below shows the estimated value of payments to which a named executive officer would have been entitled if the executive’s employment had been terminated on November 30, 2020. For purposes of valuing these amounts, we made the following assumptions:

•	Awards that immediately vest upon death or disability are valued at $22.73 per share, the closing price of our shares on the last trading day of fiscal 2020

•	Amounts a named executive officer has deferred through our deferred compensation plans are non-forfeitable, so whether these amounts continue to be deferred or are paid out following the change-in-control or termination of employment does not represent a payment or enhancement to benefits resulting from the change-in-control or termination of employment. Amounts of such deferred compensation are shown above under the caption “Non-Qualified Deferred Compensation”

•	No payment to a named executive officer would need to be reduced to avoid adverse tax consequences under Code Sections 4999 and 280G. No named executive officer is eligible to receive a “gross-up” payment to offset golden parachute excise taxes under Code Section 4999 or to reimburse the executive for related taxes

•	Except as otherwise indicated, all amounts reflected in the table would be paid on a lump-sum basis based on a November 30, 2020 termination date

Name	Involuntary Termination Following a Change-in- Control ($)		Following a Change-in- Control	Involuntary Termination ($)		Retirement(1)	Death or Disability ($)
Richard B. Handler	1,000,000	(2)	—	1,000,000	(2)	—	31,735,808	(3)
Brian P. Friedman	763,829	(2)	—	763,829	(2)	—	31,735,808	(3)
Joseph S. Steinberg	1,621,386	(4)	—	1,621,386	(4)	—	—
Michael J. Sharp	426,306	(2)	—	426,306	(2)	—	243,052	(3)
Teresa S. Gendron	859,658	(4)	—	859,658	(4)	—	—

(1)	Does not include certain pension benefits for Mr. Handler under the Jefferies Group Employees’ Pension Plan, as reflected in the Pension Benefits in 2020 table.
(2)	Consists of severance policy payments pursuant to Jefferies Group’s firm-wide severance policy.
(3)	Represents the value of unvested RSUs and restricted stock that would have vested automatically upon death or disability.
(4)	Consists of severance policy payments pursuant to Jefferies’ firm-wide severance policy.

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Compensation Discussion and Analysis

Other Compensation Information

CEO Pay Ratio Information

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Richard Handler, our Chief Executive Officer.

To identify the median of the annual total compensation of our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows.

We determined that, as of October 1, 2020, our employee population (other than our CEO) consisted of approximately 4,982 individuals working for us and our consolidated subsidiaries, including all U.S. employees and non-U.S. employees and all full-time, part-time, seasonal and temporary workers. We selected October 1, 2020, which is two months before the end of our 2020 fiscal year, to allow sufficient time to identify and collect the information necessary for our pay ratio analysis. October 1 is also the same date we used for this purpose for each of the prior three years.

To identify the 2020 “median employee” from our employee population, we conducted an analysis of our entire employee population. Given the variety of the jobs filled by our employees across multiple industries, we use a variety of pay elements to compensate our employees. For example, some employees are paid an hourly wage while others are paid a fixed salary. In addition, many of our employees have historically received cash bonuses. Consequently, we used payroll data and selected all wages paid (including hourly, overtime and salary) and all bonuses paid as the most appropriate measure of compensation. We converted all foreign currency into U.S. dollars. We used all such compensation paid to our employees for the period December 1, 2019 through September 30, 2020. In making these calculations, we annualized (through September 30, 2020), as permitted, the compensation of those permanent employees who were hired after December 1, 2019. In our analysis, we did not annualize or otherwise adjust compensation for temporary or seasonal employees and did not make any full-time adjustments for anyone. Additionally, we made no cost-of-living adjustments in our calculations. Ultimately, we identified our median employee to be a senior executive assistant in Investment Banking at Jefferies LLC.

We calculated our median employee’s fiscal year 2020 total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, the same way we calculated the total compensation of our CEO as disclosed in our Summary Compensation Table. Using this methodology, we determined that our median employee’s fiscal year 2020 total compensation was $172,990. Based on this information, we estimate that, for 2020, our CEO’s annual total compensation was approximately 109 times that of the median of the annual total compensation of all other employees.

54	Jefferies Financial Group

Share Replenishment

Proposal III	Approval of Jefferies’ New Equity Compensation Plan (the ECP)
The Board recommends a vote FOR the approval of the ECP

The Need to Replenish

Our Board of Directors employs compensation grants of Jefferies’ equity for a variety of reasons, including among others:

•	To attract, retain, motivate and reward our employees, non-employee directors and other persons who provide substantial services to us;
•	To provide for equitable and competitive compensation opportunities;
•	To create incentives to promote outstanding Company and individual performance, with appropriate limitations on risk; and
•	To promote our entrepreneurial culture and the creation of long-term value for shareholders by closely aligning the interests of employees with the interests of shareholders.

At this time, we have two existing equity plans: the 2003 Incentive Compensation Plan (the 2003 Plan), which is dedicated to our employees; and the 1999 Directors’ Stock Compensation Plan (the 1999 Plan), which is dedicated to our non-employee directors. Under the terms of those plans, approximately 3.2 million Jefferies shares remained available for new awards at January 28, 2021 (3,195,711 shares in the 2003 Plan and 24,657 shares in the 1999 Plan). Information on the total number of shares available under our existing equity compensation plan and unissued shares deliverable under outstanding equity awards as of November 30, 2020 is presented above under the caption “Equity Compensation Plan Information” and discussed further below.

In the interest of sound business and compensation practices, the Board of Directors has decided that it is in the best interest of the Company to replenish the equity that is available for compensation and retention purposes. To that end, on February 10, 2021, our Board approved – subject to shareholder approval – a new Equity Compensation Plan (the ECP), which, if approved by shareholders, will replace the 2003 Plan and the 1999 Plan. The ECP is an omnibus plan authorizing a variety of equity award types, as well as cash incentive awards, to be used for both employees and non-employee directors. We anticipate that the ECP will provide adequate shares for our equity compensation programs for approximately five years.

Incremental Dilution Under the ECP

The table below shows the incremental dilution under the ECP.

Shares Available for Future Awards if ECP is Approved	12,000,000
Shares Remaining under the 1999 Plan and the 2003 Plan	3,220,368
Incremental Shares Approved under the ECP	8,779,632
Percentage of Outstanding Shares (incremental dilution)	3.1%

Shares Reserved for Equity Plans

The table below shows the aggregate number of shares subject to currently outstanding equity awards under the 2003 Plan, our other equity awards as of January 28, 2021, and shares that would have been available for future awards if the ECP had been in effect at that date. If the ECP is approved, no further awards will be granted under the 2003 Plan or 1999 Plan, but existing awards will remain outstanding under the 2003 Plan, and in some cases if shares are not delivered to a participant under a 2003 Plan award those shares will be available shares under the ECP:

Shares Subject to Outstanding Awards	7,091,185
Shares Available for Future Awards if ECP is Approved	12,000,000
Total shares	19,091,185
Percentage of Outstanding Shares	6.7%

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Share Replenishment

The 7,091,185 shares captured in the “Shares Subject to Outstanding Awards” includes 1,414,015 shares of unvested restricted stock and 2,875,904 shares underlying unvested restricted stock units (RSUs), which includes unvested shares/RSUs resulting from dividend equivalents and 2,801,266 shares underlying stock options with a weighted average exercise price of $23.44 and a weighted average remaining term of nine years until expiration. Some of the RSUs have performance-based vesting conditions; share numbers in the table are based on achievement of target levels of performance; at maximum performance, an additional 1,812,000 shares could be issued. Shares totaling 17,882,027 relating to equity grants that are vested by completed performance and/or service and non-forfeitable share units resulting from deferrals of cash compensation are omitted.

As noted, 12 million “Shares Available for Future Awards” would be available only under the ECP. If equity awards are granted under existing plans between January 28, 2021 and the effective date of the ECP, the share reserve under the ECP will be reduced by that number of shares. On January 28, 2021, the closing price as reported in consolidated trading of our common shares on the NYSE was $23.89 per share.

For calculating dilution, total shares (the numerator in the calculation) and outstanding shares (the denominator in the calculation) include unissued shares reserved for outstanding awards, outstanding shares of deferred stock, and future awards under the ECP.

In our last three fiscal years (2018-2020), we granted new equity awards covering an annual average of approximately 1.0% of our average outstanding shares for the fiscal year, counting performance shares at target (1.3% if performance shares were counted assuming maximum performance). We believe that this three-year figure, generally referred to as a “burn rate,” is modest for a company of our size and scope of operations and relatively low compared to other financial services companies. This calculation includes credits of share units as dividend equivalents on outstanding awards.

Material Terms of the ECP

Please note that the discussion below is qualified by reference to the full text of the ECP, which is attached to this Proxy Statement as Appendix A.

Share Counting Under the ECP

The shares reserved may be used for any type of award under the ECP. (See also “Shares Reserved for Our Equity Compensation Plans” above.) The ECP will apply the following rules for counting shares and recapturing shares not delivered in connection with awards: Shares actually delivered to participants in connection with an award will be counted against the number of shares reserved. Shares will remain available for new awards if an award is forfeited for any reason, expires unexercised, is modified, canceled and replaced or not accepted by a participant, or settled in cash. These same recapture rules will apply to outstanding awards under the 2003 Plan, so if any of those events occur, the shares subject to the affected 2003 Plan award (including above-target shares if authorized under the award) will be added to the shares reserved and available under the ECP. Shares withheld or surrendered to pay withholding taxes or the exercise price of an award will be deemed to have been delivered, and the full number of shares underlying a Share Appreciation Right will be deemed to be delivered upon its exercise. Under the ECP, awards may be outstanding relating to a greater number of shares than the aggregate remaining available so long as the Committee ensures that the number of shares vested and delivered will not exceed the share reserve. Shares delivered may be either newly issued or treasury shares.

Adjustments to Shares Reserved, Awards, and Award Limits

The ECP provides for adjustments to the terms of outstanding awards in the event of a non-recurring dividend, recapitalization, stock split, stock dividend, reorganization, business combination or similar corporate transaction affecting the common shares, to preserve without enlarging the rights of participants. Our Compensation Committee also may adjust the number and kind of shares reserved and available for future awards in response to such transactions. Adjustments may change the number of shares subject to an award, the exercise price or base price of an option or SAR, performance goals based on per share metrics or other award terms.

Eligibility

Officers and employees of Jefferies and its subsidiaries, non-employee directors and others who provide substantial personal services to us or our subsidiaries would be eligible to be granted awards under the ECP. As of January 28, 2021, we had approximately 4,985 employees and seven non-employee directors who would have been eligible if the ECP were then in effect. At that date, approximately 89 persons (including former employees) held outstanding awards under the 2003 Plan.

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Share Replenishment

Administration

The Compensation Committee administers the ECP, but the Board may itself act in place of the Compensation Committee to administer the ECP. The ECP confers broad discretion on the Committee to select participants and determine the terms of awards. Nothing in the ECP would preclude the Committee from authorizing payment of compensation to executive officers outside the ECP. The Committee is permitted to delegate authority to executive officers for the granting of awards to employees who are below the executive officer level, and to employees to perform ministerial actions under the ECP.

Restricted and Deferred Stock/Restricted Stock Units

The ECP would authorize the grant of restricted stock and deferred stock. Unless otherwise determined by the Compensation Committee, prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited either in the event of termination of employment in specified circumstances or upon commencing service to a competitor. The Committee will establish the length of that restricted period. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a holder of our common shares, including the right to vote the shares and to receive dividends, unless otherwise determined by the Committee.

Deferred stock gives a participant the right to receive shares at a specified future date. Deferred stock subject to forfeiture conditions may be denominated as “restricted stock units” or RSUs. The Compensation Committee will establish any vesting requirements for deferred stock or RSUs granted for continuing service. Prior to settlement, deferred stock awards, including RSUs, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents can be accrued if authorized by the Committee.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations

The ECP would authorize the grant of awards denominated or payable in our shares or otherwise value on, based on or related to our shares. The Compensation Committee will determine the terms and conditions of such awards, including the consideration, if any, participants will pay to acquire or exercise such awards, the periods during which awards will be outstanding and any forfeiture conditions or other restrictions. In addition, the Committee will be authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of any Company payment obligations or compensatory arrangements, subject to such terms as the Committee may specify.

Performance-Based Awards

The ECP would authorize the grant of performance awards, which may be cash-denominated awards or share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, as a condition to awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Compensation Committee; accordingly, annual incentive awards or longer-term incentive awards may be granted as ECP awards. The Committee can determine the business criteria to apply to these awards, in its discretion, and can specify subjective performance measures as well.

Stock Options and SARs

The ECP would authorize the grant of stock options as either non-qualified stock options or incentive stock options (ISOs). ISOs are options that can result in favorable tax treatment to the participant. SARs are awards that entitle the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price.” The exercise price of an option and the base price of an SAR must be at least 100% of the fair market value of the shares on the date of grant (except as described below under “Other Terms of Awards”). The maximum term of each option or SAR will be ten years. Options may be exercised by payment of the exercise price in cash, by surrender of shares or direction to the Company to withhold option shares having a fair market value equal to the exercise price, by broker-assisted cashless exercise procedures, or by other methods, as the Committee may determine. SARs may be exercisable for shares or for cash, as determined by the Compensation Committee.

Other Terms of Awards

ECP awards could be settled in cash, shares, other awards or other property, in the discretion of the Compensation Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, on terms set by the Committee, which could include payment or crediting of interest or dividend equivalents on deferred amounts. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment

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Share Replenishment

of our obligations under awards. The Committee may provide that we will withhold, on a mandatory or elective basis, a portion of the shares or other property to be distributed, or other cash compensation, in order to satisfy withholding tax obligations or to cover participant tax obligations in excess of withholding amounts. Awards granted under the ECP generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may permit transfers on a case-by-case basis to beneficiaries during the participant’s lifetime, for estate planning or other purposes consistent with the incentive purpose of the Plan. The ECP forbids transfers of equity awards to third parties for value.

Awards may be granted without a requirement that the participant pay cash consideration for the grant (as distinguished from the exercise of an option), except to the extent required by law. Subject to the requirement that repricing transactions be approved by shareholders, the Compensation Committee may grant awards in substitution for, exchange for or as a buyout of other awards or other rights to payment from us or our subsidiaries, and may exchange or buy out outstanding awards for cash or other property. The Committee also may grant awards in addition to and in tandem with other awards or rights.

Dividend Equivalents

The Compensation Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of common shares for a specified period of time. Dividend equivalents may be credited as cash or as rights to receive additional awards or shares having a value equal to the cash amount. Dividend equivalents typically are granted as a feature of other awards, such as RSUs or performance shares, but they also may be granted on a stand-alone basis. The ECP requires dividend equivalents on equity awards to be forfeitable if the award’s vesting requirements (both service- and performance-based) are not met.

Vesting, Forfeitures and Related Award Terms

The Compensation Committee may, in its discretion, determine the vesting schedule of awards, the circumstances that will result in forfeiture of awards, the post-termination exercise periods of options and SARs, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions or the expiration of any deferral period on any award.

The ECP contains certain restrictions, including non-competition, non-solicitation and non-disclosure provisions that govern the behavior of participants during their employment and for periods after termination of their employment during which awards remain outstanding and after any exercise or settlement of an award. If a participant fails to comply with these restrictions (a Forfeiture Event), outstanding awards will be forfeited and we have the right to recover all gains derived from the awards realized by that participant in a specified period before the Forfeiture Event. The Committee has discretion to waive or modify our right to forfeiture, or to include additional forfeiture provisions in the agreement governing any ECP award. The ECP also provides that an award will be subject to any clawback or recoupment provisions required under corporate governance rules of the SEC or NYSE.

Holding Periods for Awards to Named Executive Officers

The ECP imposes retention or holding-period requirements on shares delivered and vested under awards granted to a participant at a time he or she was a “named executive officer” under SEC rules. In the case of an option or SAR, a portion of the shares that represent the after-tax gain – after any exercise price and applicable taxes are covered by the actual or deemed sale or withholding of shares – must be retained by for one year after exercise. In the case of awards other than an option or SAR, a portion of the shares representing such after-tax gain must be retained for three years after the award has become vested. The portion of such shares to be retained is 75% in the case of our Chief Executive Officer and our President and 50% in the case of other named executive officers. The holding period will end earlier upon the participant’s termination of employment.

Restrictions on Repricing Options/SARs, Making Loans and Reload Features

The ECP includes a restriction providing that, without shareholder approval, we will not amend or replace options or SARs granted under any Company plan in a transaction that constitutes a “repricing,” which includes transactions defined as such under NYSE rules and also includes a surrender of an out-of-the-money option or SAR for cash. Adjustments to awards to offset the effects of a stock split, extraordinary dividend or other corporate transaction will not constitute a repricing. In addition, the ECP prohibits loans to participants for the payment of the exercise price of options or tax withholding obligations. The ECP also prohibits so-called reload features that would automatically grant additional awards to replace a portion of an exercised award.

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Share Replenishment

Amendment and Termination of the ECP

The Board may amend, suspend, discontinue or terminate the ECP without shareholder approval, except as required by law or regulation or under the NYSE rules. NYSE rules require shareholder approval of any material revision to an equity compensation plan. Under these rules, however, shareholder approval will not necessarily be required for all amendments that might increase the ECP’s cost or broaden eligibility. Unless earlier terminated, the Compensation Committee’s authority grant awards under the ECP will terminate ten years after the latest shareholder approval of the ECP, and the ECP will terminate thereafter when we have no further obligation with regard to any outstanding award.

Federal Income Tax Implications of the ECP

A U.S.-resident participant generally will be subject to U.S. federal income taxation on awards under the ECP. In most cases, a participant will receive ordinary income (i) upon the exercise of a stock option or SAR, (ii) when restricted stock no longer is at risk of forfeiture or has become transferable, or (iii) when freely transferable or non-forfeitable shares are delivered to a participant in settlement of RSUs, performance awards or other awards under which we committed to deliver shares at a future date. The amount of such ordinary income generally will be the fair market value of the shares vested or delivered minus any option exercise price of other cash payment made by the participant. A participant’s sale of a share acquired under an award generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis,” which normally is the amount previously recognized as ordinary income plus any exercise price or other amount paid for the share.

These income consequences can vary:

•	A participant may elect to be taxed on restricted stock at grant rather than vesting. However, if the participant subsequently forfeits the award, no tax deduction or capital loss may be claimed.
•	If an award that is a deferral of compensation fails to meet requirements of Code Section 409A, early income taxes and penalties can apply.
•	If an option is an “incentive stock option” or ISO, the exercise does not trigger income taxation. Rather, if ISO shares are sold before the ISO holding periods are met (two years from grant and one year from exercise), ordinary income must them be recognized in the amount that would apply to a non-ISO but not more than the sale price of the shares minus the ISO exercise price. If those holding periods are met, the participant will recognize no ordinary income, with any gain on the sale instead being capital gain.

We normally can claim a tax deduction equal to the amount of a participant’s ordinary income, but no tax deduction relating to a participant’s capital gains. However, Code Section 162(m) limits our tax deductions for compensation paid to our chief executive officer, chief financial officer and certain other highly compensated executive officers, referred to as “covered employees.” Compensation resulting from an ECP award to a person who is or was a senior executive deemed a “covered employee,” to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, generally will not be tax deductible by us.

Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Internal Revenue Code Sections 4999 and 280G.

This is only a general description of how federal income tax laws apply to awards under the ECP, intended as information for shareholders considering how to vote at the 2021 Annual Meeting and not as tax guidance to participants in the ECP. This summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

Possible Awards Under the ECP

Awards under the ECP are granted in the discretion of the Compensation Committee, and therefore the type, number, recipients, and other terms of such awards generally cannot be determined at this time. Information regarding our recent practices with respect to annual incentive awards and stock-based compensation is presented in the “Summary Compensation Table,” “Outstanding Equity Awards at Fiscal Year-End - 2020,” and “Equity Compensation Plan Information Table,” and is discussed in text accompanying those tables, and further information is presented in our financial statements for the fiscal year ended November 30, 2020 (see, particularly, Note 15) included in the Annual Report on Form 10-K which is available together with this Proxy Statement.

2021 Proxy Statement	59

Share Replenishment

If shareholders approve the ECP, the Compensation Committee may determine that the Jefferies Deferred Compensation Plan (the DCP) and Employee Stock Purchase Plan (the ESPP), previously implemented under the 2003 Plan, will become programs under the ECP. The DCP permits eligible employees to defer cash compensation, some or all of which may be deemed invested in deferred stock (also known as stock units), among other investment alternatives. The ESPP permits employees to make payroll contributions that are used to acquire shares of our stock. The deferred stock and shares generally are acquired at a discounted price, currently a 10% discount under the DCP and a 5% discount under the ESPP. ESPP shares are always fully vested. For the DCP, shares will be credited at a 10% discount to the closing price of Jefferies common stock on the last trading day of the quarter. The portion of discounted restricted stock having a value equal to the employee’s contribution will be fully vested and non-forfeitable, but the discounted portion is subject to certain vesting requirements. At November 30, 2020, a total of 1.1 million shares of deferred stock and other deferrals valued at $25.3 million were credited to employee accounts under the DCP.

Equity awards will be granted under the ECP to our non-employee directors, with the type and amount of such awards to be determined by the Compensation Committee or the Board of Directors, replacing awards formerly granted under the 1999 Plan.

In December 2020 (in our fiscal 2021), we granted to each of our CEO and President a non-qualified stock option for the purchase of 1,253,133 shares together with separate cash-settled SARs covering 1,253,133 shares. The awards have a term of ten years, become exercisable in equal installments on the first three anniversaries of grant and have an exercise price or strike price of $23.75, the grant-date fair market value of the shares. The Compensation Committee granted the option under the 2003 Plan and the SARs under the Committee’s general authority to establish cash compensation arrangements.

The SARs provide for crediting of dividend equivalents if regular quarterly dividends increase during the first 9.5 years after grant. In such case, the executive will be credited with a cash amount equal to two times the excess amount – the amount of each quarterly dividend per share minus the quarterly dividend rate in effect at the time of grant – for each share underlying the granted SARs. The credited amounts will be converted to share units at each dividend payment date, to be settled in cash 9.5 years after grant of the SARs. The awards are non-forfeitable in the event of the executive’s retirement, defined as age plus years of service of 80 or more; each of the executives currently qualifies for retirement.

The SARs award includes terms that permit the Compensation Committee to irrevocably convert the cash-settled award to an option solely exercisable for stock, and provide that share units resulting from dividend equivalents will be settled solely in shares. If the ECP is approved by shareholders, it would be possible for the Committee to make this election so that those awards would become awards exercisable and settleable for shares under the ECP.

If shareholders decline to approve this Proposal to adopt the ECP, the existing 2003 Plan and 1999 Plan will remain in effect according to their terms, which would continue to authorize grants of awards using shares that remain available under those plans.

60	Jefferies Financial Group

Audit Matters

Proposal IV	Ratification of Independent Auditors
The Board recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent auditors

The Audit Committee selected Deloitte & Touche LLP (Deloitte) as our independent auditors for 2020, and we are requesting our shareholders to ratify this selection. This proposal is being submitted to shareholders because we believe that this action follows sound corporate practice and is in the best interests of the shareholders. If the shareholders do not ratify the selection, such a vote will not be binding, but the Audit Committee will reconsider the selection of independent auditors. If the shareholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if they believe that this change would be in our and our shareholders’ best interests.

Fees Paid to Our Independent Auditors

The following table sets forth the aggregate fees incurred by us for 2020 and 2019 relating to services performed by Deloitte:

	Fiscal Year Ended November 30, 2020		Fiscal Year Ended November 30, 2019
Audit Fees	$9,773,507		$9,089,688
Audit Related Fees	1,317,508		1,281,753
Tax Fees	312,365		451,001
All Other Fees	13,180		14,993
	$11,416,560	(1)	$10,837,435	(1)

(1)	Fees for 2020 and 2019 include fees incurred by Jefferies Group aggregating $8,957,936 and $7,894,878, respectively. In the table above, in accordance with the SEC’s definitions and rules, Audit Fees are fees paid for professional services for the audit of our consolidated financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, and for services that are normally provided by the accountants in connection with regulatory filings or engagements. Audit Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Tax Fees are fees for tax compliance, tax advice and tax planning. All Other Fees are fees for services not included in the first three categories. All services were approved by the Audit Committee.

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by our independent auditor. Specifically, the Committee has pre-approved certain specific categories of work and initially authorized annual amounts for each category. For additional services or services in an amount above the initially authorized annual amount, additional authorization from the Audit Committee is required. The Audit Committee delegated to the Audit Committee chair the ability to provide both general pre-approvals (where no specific, case-by-case approval is necessary) and specific pre-approvals. Any pre-approval decisions made by the Committee chair under this delegated authority are reported to the full Audit Committee. All requests for services provided by our independent auditor that do not require specific approval by the Audit Committee are required to be submitted to our Chief Financial Officer to ensure that such services are within the scope of those services that have been pre-approved by the Audit Committee. The Chief Financial Officer reports to the Audit Committee periodically.

We have been advised that representatives of Deloitte, our independent auditors for 2020, will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

2021 Proxy Statement	61

Audit Matters

Audit Committee Report

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with generally accepted accounting principles and applicable laws and regulations. Our independent auditors during 2020, Deloitte & Touche LLP, were responsible for performing an independent audit of our financial statements and internal controls over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and expressing an opinion as to the conformity of our financial statements with generally accepted accounting principles and the effectiveness of our internal control over financial reporting. Our independent auditors had free access to the Audit Committee to discuss any matters they deemed appropriate.

In performing our oversight role, the Audit Committee reviewed and discussed our audited financial statements with each of management and our independent auditors and discussed with our independent auditors the matters required to be discussed by Auditing Standards No. 16, Communications with Audit Committees, as required by the PCAOB. The Audit Committee has received the written disclosures and letters from our independent auditors in accordance with the applicable requirements of the PCAOB regarding auditor independence and has discussed with the auditors the auditors’ independence. Based on the reports and discussions described in this Report, the Committee recommended to our Board that our audited financial statements for 2020 be included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2020 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors

Jacob M. Katz, Chairman

Linda L. Adamany

Barry J. Alperin

Francisco L. Borges

62	Jefferies Financial Group

Stock Ownership Information

Ownership of Our Common Shares

Beneficial Owner(1)	Number of Shares and Nature of Beneficial Ownership(2)		Percent of Class(3)
The Vanguard Group	22,744,977	(4)	9.1%
BlackRock, Inc.	17,489,751	(5)	7.0%
First Pacific Advisors, LP	20,404,904	(6)	8.2%
Linda L. Adamany	51,949		*
Barry J. Alperin	34,483		*
Robert D. Beyer	118,417	(7)	*
Francisco L. Borges	61,949		*
Brian P. Friedman	7,047,282	(8)	2.8%
MaryAnne Gilmartin	24,483	(9)	*
Teresa S. Gendron	30,084		*
Richard B. Handler	15,607,585	(10)	6.0%
Robert E. Joyal	106,985		*
Jacob M. Katz	24,483		*
Michael T. O’Kane	94,665		*
Stuart H. Reese	57,565		*
Michael J. Sharp	74,379	(11)	*
Joseph S. Steinberg	22,243,642	(12)	8.9%
All directors and executive officers as a group (16 persons)	45,584,951	(13)	17.1%

*	Less than 0.1%.
(1)	Except for Vanguard, BlackRock and First Pacific, the business address of each person is c/o Jefferies Financial Group, 520 Madison Avenue, New York, NY 10022. The list of owners consists of our directors, named executive officers and, to our knowledge, all 5% shareholders.
(2)	Shares owned by directors and executive officers at January 28, 2021. Unless otherwise noted, voting and investment power are held solely by the reporting person. Ownership of restricted shares includes voting but no investment power. Ownership of vested restricted stock units (RSUs) and options include the right to acquire voting and investment power within 60 days (except as otherwise noted). Shares held under the Profit Sharing Plan (PSP) are held by the PSP trustee and include sole voting and limited investment power. Unless otherwise noted, all other ownership of shares reported includes voting and investment power. Ownership of shares reported below as excluded does not include voting or investment power.
(3)	Based on 249,987,918 shares outstanding as of January 28, 2021.
(4)	The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, reported that, as of December 31, 2019, it had sole voting power over 192,624 shares, shared voting power over 83,005 shares, sole dispositive power over 22,493,130 shares and shared dispositive power over 251,847 shares in its amended Schedule 13G filed on February 12, 2020.
(5)	BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, reported that, as of December 31, 2020, it had sole voting power over 16,688,828 shares, sole dispositive power over 17,489,751 shares, and no shared voting or dispositive power in its amended Schedule 13G filed on January 29, 2021.
(6)	First Pacific Advisors, LP, 11601 Wilshire Blvd., Suite 1200, Los Angeles, CA 90025, reported that, as of December 31, 2019, it had shared voting power over 20,404,904 shares, shared dispositive power over 20,404,904 shares and no sole voting or dispositive power in its amended Schedule 13G filed on February 14, 2020.
(7)	Includes 23,251 restricted shares.
(8)	Assuming Mr. Friedman’s continued employment with us through the expiration of all applicable vesting and deferral periods and that performance goals are achieved at target levels, he would beneficially own 9,698,123 shares (representing 3.8% of the outstanding class). The number in the table includes 5,418,101 vested and non-forfeitable RSUs (which would be settled more than 60 days after January 28, 2021 under award terms, even if a termination of employment had occurred on that date), 4,500 shares underlying a currently exercisable option and 29,720 PSP shares. If those vested and non-forfeitable RSUs were deemed not to constitute beneficial ownership, the total beneficial ownership would be 1,629,182 shares (less than one percent of the outstanding class).
(9)	Includes 21,120 restricted shares.

2021 Proxy Statement	63

Stock Ownership Information

(10)	Assuming Mr. Handler’s continued employment with us through the expiration of all applicable vesting and deferral periods and that performance goals are achieved at target levels, he would beneficially own 18,256,926 shares (representing 6.9% of the outstanding class). The number in the table includes 11,070,640 vested and non-forfeitable RSUs (which would be settled more than 60 days after January 28, 2021 under award terms, even if a termination of employment had occurred on that date) and 110,608 PSP shares. If those vested and non-forfeitable RSUs were deemed not to constitute beneficial ownership, the total beneficial ownership would be 4,536,946 shares (1.6% of the outstanding class).
(11)	Includes 4 PSP shares.
(12)	Includes 2,632,979 shares held directly by Mr. Steinberg, 252,652 shares held by Mr. Steinberg’s spouse over which Mr. Steinberg may be deemed to have shared voting and investment power, and 19,353,511 shares held by corporations wholly owned by Mr. Steinberg, family trusts or corporations wholly owned by family trusts as to which Mr. Steinberg has sole voting and investment power, and 4,500 shares underlying a currently exercisable option.
(13)	Includes 16,488,741 vested and non-forfeitable RSUs and 9,000 shares underlying exercisable options.

64	Jefferies Financial Group

Additional Information

Biographies of Other Executive Officers

Michael J. Sharp

Executive Vice President

General Counsel

Age: 65

Mr. Sharp has been our Executive Vice President and General Counsel since March 2013. Mr. Sharp is also Jefferies Group’s Executive Vice President, General Counsel and Secretary, positions he has held since November 2010. Prior to joining Jefferies Group in September 2010, Mr. Sharp had been a partner with the law firm of Wilmer Cutler Pickering Hale & Dorr LLP. Previously, Mr. Sharp was Deputy General Counsel of Citigroup and General Counsel of Citigroup’s Global Wealth Management, Global Consumer Bank and Global Credit Card business units. Before his twelve years at Citigroup, Mr. Sharp was a litigation associate at Cravath, Swaine & Moore, which he joined in 1992. Mr. Sharp began his legal career as a judicial clerk on the U.S. Court of Appeals for the Eleventh Circuit. Before embarking on a legal career, Mr. Sharp traded U.S. Treasury Bonds from 1981 to 1988.

Mr. Sharp received a J.D. from the University of Georgia School of Law (where he was editor-in-chief of the Law Review), an M.B.A. from Cornell University and a B.A. from Fordham University.

Teresa S. Gendron

Vice President

Chief Financial Officer

Age: 51

Ms. Gendron has been our Vice President and Chief Financial Officer since September 2014. From 2011 until her employment with us, Ms. Gendron was the Vice President and Controller of Gannett Co., Inc., an NYSE listed international media and marketing solutions company, and performed the duties of Chief Accounting Officer. Previously, Ms. Gendron was Vice President and Controller at NII Holdings, Inc., a mobile communication services company, which she joined as its Finance Director in 1998. Ms. Gendron began her career in accounting at KPMG LLP in 1991 and is a C.P.A.

Ms. Gendron received an M.B.A. from Georgetown University, a Global Executive M.B.A. from ESADE Business School of Ramon Llull University in Barcelona, Spain and a B.S. in Commerce with a concentration in Accounting from the University of Virginia.

John M. Dalton

Vice President

Controller

Chief Accounting Officer

Age: 38

Mr. Dalton has been our Vice President, Controller and Chief Accounting Officer since September 2015. Mr. Dalton was the Assistant Controller from 2014 to 2015 and Director of Consolidations and Financial Reporting from 2013 to 2014 of TEGNA Inc./Gannett Co., Inc. Mr. Dalton has held other accounting and audit positions at TEGNA/Gannett since 2004.

Mr. Dalton is a C.P.A. and received a B.B.A. from James Madison University.

2021 Proxy Statement	65

Additional Information

Rocco J. Nittoli

Vice President

Chief Compliance Officer

Age: 62

Mr. Nittoli is our Vice President and Chief Compliance Officer. Mr. Nittoli joined us in September 1997 and has served us and our subsidiaries in a variety of capacities, including as our Treasurer between May 2007 and January 2019, and as our Vice President since September 2007.

Mr. Nittoli is a C.P.A. and received a M.S. in Taxation from Seton Hall University and a B.A. in Accounting from Rutgers University.

Indemnification

Pursuant to contracts of insurance dated October 30, 2020 - October 30, 2021, we maintain a combined $145 million indemnification insurance policy covering all of our directors and officers. The 12-month premium for the insurance is $3,050,229. Contracted insurers include:

National Union Fire Insurance Company	Endurance American	RSUI Indemnity Company
175 Water Street	Insurance Co.	1411 Broadway, 34th Floor
New York, New York 10038	1221 Avenue of the Americas	New York, New York 10018
New York, New York 10020
U.S. Specialty Insurance Company		Markel American Insurance Co.,
111 Town Square Place, Suite 1405	QBE Insurance Corporation	1185 Avenue of the Americas, Suite 1600
Jersey City, New Jersey 07310	One QBE Way	New York, New York 10036
Sun Prairie, WI 53596
XL Specialty Insurance Co.		Berkshire Hathaway Specialty Insurance
100 Constitution Plaza, 17th Floor	Ironshore Indemnity, Inc.	100 Federal St.
Hartford, Connecticut 06103	28 Liberty Street, 5th Floor	Boston, Massachusetts, 02110
New York, New York 10005
Hartford Accident & Indemnity Company
277 Park Avenue, 16th Floor
New York, New York 10172

66	Jefferies Financial Group

Additional Information

Reconciliations and Use of Non-GAAP Financial Measures

The following tables reconcile financial results reported in accordance with generally accepted accounting principles (GAAP) to all non-GAAP financial measures presented in this Proxy Statement. We sometimes use non-GAAP financial measures to aid investors in viewing our businesses and investments through the eyes of management while facilitating a comparison across historical periods. For example, management uses certain financial measures using tangible deployable assets or tangible equity because management believes that tangible deployable assets are the assets available for investment purposes to earn a return for our shareholders and changes in tangible equity better indicate to management and our shareholders how we performed given the equity available to management to invest.

However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, reported results prepared in accordance with GAAP.

CALCULATION OF TANGIBLE BOOK VALUE PER FULLY DILUTED SHARE

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity

($ in thousands)

	Nov. 30, 2020	Dec. 31, 2017
Shareholders’ equity (GAAP)	$9,403,893	$10,105,957
Less: Intangible assets, net and goodwill	(1,913,467)	(2,463,180)
Tangible shareholders’ equity (non-GAAP)	$7,490,426	$7,642,777

Reconciliation of Shares Outstanding to Fully Diluted Shares Outstanding

(in thousands)

	Nov. 30, 2020	Dec. 31, 2017
Shares outstanding (GAAP)	249,751	356,227
Restricted Stock Units (RSUs)	22,753	16,000
Other dilutive shares	1,115	887
Fully diluted shares outstanding (non-GAAP)(1)	273,619	373,114
Tangible Book Value per Fully Diluted Share	$27.38	$20.48

(1)	Fully diluted shares outstanding exclude preferred shares as they are antidilutive. Fully diluted shares outstanding include vested RSUs as well as the target number of RSUs issuable under senior executive compensation plans.

CALCULATION OF JEFFERIES GROUP 2020 RETURN ON TANGIBLE EQUITY

($ in thousands)

Year Ended Nov. 30, 2020
Net earnings attributable to Jefferies Group LLC	$879,303

Reconciliation of Member’s Equity to Tangible Member’s Equity

Nov. 30, 2019
Total Jefferies Group LLC member’s equity (GAAP)	$6,125,472
Less: Intangible assets, net and goodwill	(1,814,141)
Total Jefferies Group LLC tangible member’s equity (non-GAAP)	$4,311,331
Return on Tangible Equity	20.4%

2021 Proxy Statement	67

Additional Information

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the safe-harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our future. Forward-looking statements may contain expectations regarding revenues, earnings, operations, share prices (including estimates or projections of the future prices of our shares), future dividend payments, future market conditions, compensation, expenses, tax deductions and other results, and may include statements of future performance, plans and objectives. Forward-looking statements also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors that could cause actual results to differ from those in our forward-looking statements is contained in our Annual Report and other documents we file with the SEC. Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as required by applicable law.

68	Jefferies Financial Group

Important Information for Our Shareholders

ONLINE ACCESS TO PROXY MATERIALS

This Proxy Statement and the following additional proxy materials are available online at proxyvote.com:

•	2020 Annual Report on Form 10-K
•	Proxy card and voting instructions

ATTENDING OUR ANNUAL MEETING

Holders of our shares at the close of business on January 28, 2021, the record date, or their representatives are permitted to attend our Annual Meeting. At the close of business on the record date there were 249,987,918 shares outstanding and entitled to vote, each of which entitles the holder to one vote on each proposal. Please bring your ID and proof of your share ownership. For safety and security purposes, no cameras, recording devices, amplification devices, large packages or signs will be permitted to be brought into the meeting.

VOTING

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. Voting instructions, including instructions for both telephonic and internet voting, are outlined in the Notice of Internet Availability of Proxy Materials and on your proxy card.

	If you are a shareholder of record	If you hold your shares in street name
By Internet (24 hours a day):	proxyvote.com	proxyvote.com
By Telephone (24 hours a day):	1-800-690-6903	1-800-690-6903
By Mail:	Return a properly executed and dated proxy card in the provided pre-paid envelope	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available

The deadline for voting by telephone or using the internet is 11:59 p.m. EDT on Thursday, March 24, 2021.

Shares represented by properly executed proxies, received by us or voted by telephone or via the internet, which are not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. Subject to the broker non-vote rules discussed above, if instructions are not given, proxies will be voted for the election of each nominee, for the approval of our executive officer compensation and for the ratification of our independent auditors. Other than shares held in our Profit Sharing Plan, your shares will not be voted if you do not return a signed proxy card or vote in person, by telephone or via the internet.

How can I attend, vote and participate at the virtual Annual Meeting?

Due to the continuing public health impact of COVID-19, we are holding our Annual Meeting in a virtual-only format. At the virtual Annual Meeting, shareholders will be able to listen to the meeting live and vote. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/JEF2021, you must enter the 16-digit control number available on your proxy card if you are a shareholder of record or included in your voting instruction card and voting instructions you received from your broker, bank or other institution. Although you may vote online during the virtual Annual Meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.

A technical support line will be available on the meeting website for any questions on how to participate in the Annual Meeting of if you encounter any difficulties accessing the virtual meeting.

2021 Proxy Statement	69

Important Information for Our Shareholders

The meeting webcast will begin promptly at 10:00 a.m., New York City time, on Thursday, March 25, 2021. Online access will begin at 10:00 a.m. New York City time, and we encourage you to access the meeting prior to the start time.

Shareholders will be able to ask questions through the virtual meeting website either before or during the meeting. Questions may be submitted during the virtual Annual Meeting through www.virtualshareholdermeeting.com/JEF2021. The Company will answer appropriate questions during the virtual Annual Meeting.

What is the difference between holding shares as a shareholder of record and holding in street name?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered a “shareholder of record” of those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the organization holding your account and, as a beneficial owner, you have the right to direct that organization as to how to vote the shares held in your account.

INFORMATION FOR OUR PROFIT SHARING PLAN PARTICIPANTS

For participants in our Profit Sharing Plan (PSP), your shares will be voted by Fidelity Management Trust Company, the plan administrator, as you instruct by returning your signed proxy card. If you sign and return your proxy card but do not designate how your shares should be voted, your shares will be voted as recommended by our Board of Directors. You may also vote your shares online at proxyvote.com or by telephone by calling 1-800-690-6903. You cannot vote your shares in the PSP in person at the meeting. To allow sufficient time for voting, your vote must be received by no later than 11:59 p.m. EDT on Monday, March 22, 2021, unless otherwise stated in your PSP voting materials. If you do not timely provide your vote, your shares in the PSP will be voted pro rata based on the votes timely received by Fidelity.

REVOCATION OF PROXIES

Any proxy may be revoked at any time before it is exercised by giving written notice of revocation to our Corporate Secretary, at our address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the internet, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not alone constitute revocation of a proxy. If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the owner as of the close of business on January 28, 2021 in order to vote your shares at the Annual Meeting.

REQUIRED VOTES FOR EACH PROPOSAL

Election of Directors – Our by-laws require that each director in an uncontested election be elected by the vote of the majority of the votes cast with respect to such director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

Approval of Executive Officer Compensation – The approval of our named executive officer compensation requires the affirmative vote of a majority of votes cast on the matter. The vote is advisory and therefore is not binding on the Compensation Committee, our Board of Directors or us.

Approval of the adoption of Jefferies Financial Group’s Executive Compensation Plan requires the affirmative vote of a majority of votes cast on the matter but, for this proposal only, abstentions are treated as votes against.

Ratification of Deloitte as Auditors – Ratification of the selection of Deloitte as our independent auditors requires the affirmative vote of a majority of votes cast on the matter.

BROKER NON-VOTES AND ABSTENTIONS

A “broker non-vote” occurs when your broker submits a proxy for the meeting but does not vote on non-discretionary matters because you did not provide voting instructions on those matters (this applies to matters other than ratification of our auditors).

On proposals other than our Equity Compensation Plan, abstentions and broker non-votes will not be counted as votes cast and therefore will have no effect for the purpose of determining whether those proposals have been approved. On the proposal to approve our Equity Compensation Plan, abstentions will be counted as votes cast, in accordance with rules of the New York Stock Exchange, so that an abstention will have the effect of a vote against the proposal. Broker non-votes will not be counted as votes cast and therefore will have no effect for the purpose of determining whether the Equity Compensation Plan proposal has been approved.

70	Jefferies Financial Group

Important Information for Our Shareholders

REQUESTS FOR OUR ANNUAL REPORT AND GOVERNANCE DOCUMENTS

You may request a written copy of the following documents without charge by writing to our Corporate Secretary, Laura Ulbrandt DiPierro, at 520 Madison Avenue, New York, New York 10022, or go to Jefferies.com for an electronic copy.

•	2020 Annual Report on Form 10-K, including the financial statements and the financial statement schedules as well as any requested exhibits
•	Audit, Compensation, Nominating and Corporate Governance, Risk and Liquidity Oversight, and ESG/DEI Committee Charters
•	Corporate Governance Guidelines
•	Code of Business Practice
•	Corporate Social Responsibility Principles

COMMUNICATING WITH OUR BOARD

Shareholders and other parties interested in communicating directly with our Board, specific members of our Board, including our Lead Director, or non-management directors as a group may do so by writing to such intended recipients, c/o Corporate Secretary, Jefferies Financial Group, 520 Madison Avenue, New York, New York 10022. The Corporate Secretary will review all correspondence and regularly forward to the recipients a summary of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of our Board or committees thereof or that the Corporate Secretary otherwise determines requires attention. All directors may at any time review a log of all such correspondence and request copies. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Shareholders sharing the same address may receive one copy of this Proxy Statement, our Annual Report and Notice of Internet Availability of Proxy Materials, unless a shareowner has asked for a separate copy. If you would like an additional copy of any of these documents, would like to receive a separate copy of these documents for future meetings or would like to receive only one copy if you and another shareholder sharing your address are receiving multiple copies, you should submit this request by writing to our transfer agent, American Stock Transfer and Trust Company, LLC (in writing: 6201 15th Avenue, Brooklyn, New York 11219; by telephone: in the U.S., Puerto Rico and Canada, 1-800-937-5449; outside the U.S., Puerto Rico and Canada, 1-718-921-8200). We will promptly comply with your instructions.

PROXY SOLICITATION

We are first mailing this Proxy Statement and proxy card to shareholders on or about February 12, 2021. We bear the costs of our Board’s solicitation of your proxy for our 2021 Annual Meeting. Our directors, officers and employees may also solicit proxies from shareholders, but will not receive additional compensation, although they may be reimbursed for out-of-pocket expenses. We have also engaged Innisfree M&A Incorporated, a proxy solicitation agent, to assist us with our solicitation and expect to pay no more than $15,000 for its efforts. We will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred in forwarding our proxy materials to shareholders.

SHAREHOLDER PROPOSALS AND BOARD NOMINEES FOR 2022

Shareholders may submit proposals and director nominees for our 2022 annual meeting which comply with the rules and regulations of the SEC and our by-laws. Proposals submitted pursuant to SEC’s Rule 14a-8 for inclusion in our proxy materials must be received by us no later than October 15, 2021.

For a shareholder’s notice of nomination of one or more director nominees to be included in our proxy statement and ballot for the 2022 annual meeting pursuant to the proxy access provision set forth in our by-laws, it must be received by our Secretary no earlier than September 15, 2021 and no later than October 15, 2021. The notice must contain the information required by our by-laws, and the shareholder(s) and nominee(s) must comply with the information and other requirements in our by-laws relating to the inclusion of shareholder nominees in our proxy materials.

If a shareholder seeks to propose other business or nominate a director, pursuant to our by-laws, but does not seek to include a proposal or director nominee in our proxy statement for the 2022 annual meeting, proposals for other business must be received by our Secretary no later than October 15, 2021, and director nominations must be received by our Secretary no earlier than September 15, 2021 and no later than October 15, 2021.

All proposals submitted in writing to Laura Ulbrandt DiPierro, Assistant Vice President and Secretary, 520 Madison Avenue, New York, New York 10022.

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Appendix A

JEFFERIES FINANCIAL GROUP INC.

EQUITY COMPENSATION PLAN

1.	Purpose of the Plan; Plan Background

The purpose of this Equity Compensation Plan (the “Plan”) is to advance the interests of the Jefferies Financial Group Inc., a New York corporation (the “Company”), and its shareholders by providing a means (a) to attract, retain, and reward officers, other employees, non-employee directors and certain other persons who provide services to the Company and its subsidiaries, (b) to link compensation to measures of the Company’s and subsidiaries’ performance in order to provide additional incentives to such persons for the creation of shareholder value, and (c) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s shareholders.

2.	Definitions

The definitions of awards under the Plan are set forth in Section 6. Such awards, together with any other right or interest granted to a Participant under the Plan, are termed “Awards.” In addition to such terms and the terms defined in Section 1, the following terms shall be defined as set forth below:

2.1	“Beneficiary” means any person or trust that has been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means any person or trust entitled by will or the laws of descent and distribution to receive such benefits.

2.2	“Board” means the Board of Directors of the Company.

2.3	“Code” means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

2.4	“Committee” means the Compensation Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board, subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, and other corporate governance documents of the Company. The term “Committee” shall refer to the full Board in any case in which it is performing any function of the Committee under the Plan.

2.5	“Effective Date” means the date on which the Plan takes effect, as set forth in Section 9.14 of the Plan.

2.6	“Exchange Act” means the Securities Exchange Act of 1934, as amended, including regulations thereunder and successor provisions and regulations thereto.

2.7	“Fair Market Value,” means, with respect to Shares, Awards or other property, the fair market value of such Shares, Awards or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share at a given date means the closing sales price of a Share in composite trading of New York Stock Exchange-listed securities for that date or, if no sale occurred on that date, on the latest preceding day on which a sale occurred, as reported by a reliable reporting service.

2.8	“Jefferies” means Jefferies Group LLC, a Delaware limited liability company.

2.9	“Net Shares” means the gross number of Shares received upon exercise of an Option, the gross number of SAR shares deliverable upon exercise of an SAR for Shares, the gross number of Shares subject to other Awards for which performance-based vesting requirements and service-based vesting requirements have been met so that the Awards are fully vested at a given date, in each case less the number of Shares actually withheld plus any Shares that would have been withheld to fully pay the exercise price (in the case of an Option) and the Participant’s related tax obligations (in the case of all Awards) determined based on the Participant’s applicable marginal tax rate as determined by the Company.

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2.10	“Participant” means an individual who has been granted an Award under the Plan, for so long as the Company has any obligation under the Plan with respect to such Award or such Award remains subject to any restriction or other provision under the Plan.

2.11	“Shares” means common shares, $1.00 par value per share, of the Company and such other securities as may be substituted or resubstituted for Shares pursuant to Section 5.2.

2.12	“2003 Plan” means the Company’s 2003 Incentive Compensation Plan, as amended and restated as of May 23, 2018.

3.	Administration

3.1	Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(a)	to select persons to whom Awards may be granted;

(b)	to determine the type or types of Awards to be granted to each Participant;

(c)	to determine the number of Awards to be granted, the number of Shares to which an Award will relate, the cash amount payable under a cash-settled Award and the performance conditions applicable thereto, all other terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule or performance conditions for the lapse of restrictions or conditions relating to transferability, forfeiture, exercisability or settlement of an Award, and accelerations or modifications thereof, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(d)	to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares other Awards or other property, or an Award may be canceled, forfeited or surrendered;

(e)	to determine whether, to what extent, and under what circumstances cash, Shares, other Awards or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Participant;

(f)	to prescribe the form of each Award agreement, which need not be identical for each Participant;

(g)	to adopt, amend, suspend and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(h)	to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award agreement or other instrument hereunder; and

(i)	to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

3.2	Manner of Exercise of Committee Authority. Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, subsidiaries of the Company, Participants, any person claiming any rights under the Plan from or through any Participant and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. At any time that a member of the Committee is not a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) under the Exchange Act, any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company may be taken either by a subcommittee, designated by the Committee or the Board, or by the Committee but with each member who is not a Non-Employee Director abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more members who qualify as Non-Employee Directors under Rule 16b-3(b)(3). Any action by such a subcommittee or by the Committee upon the abstention or recusal of such non-qualified member(s) shall be the action of the Committee for purposes of the Plan. The Committee may delegate to officers or managers of the Company or any subsidiary of the Company the authority, subject to such terms as the Committee shall determine, to perform functions designated by the Committee, to the extent that such delegation (i) will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Securities Exchange Act of 1934 in respect of the Company, (ii) will not result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Securities Exchange Act of 1934 and (iii) is permitted under applicable provisions of the New York Business Corporation Law and other applicable laws. Other provisions of the

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Plan notwithstanding, subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, the Board may perform any function of the Committee under the Plan in order to ensure that transactions under the Plan are exempt under Rule 16b-3 or for any other reason; provided, however, that authority specifically reserved to the Board under the terms of the Plan, the Company’s Restated Certificate of Incorporation or Amended and Restated By-Laws or applicable law shall be exercised by the Board and not by the Committee. The board of directors of Jefferies, any committee of that board of directors and the Chief Executive Officer of the Company, the President of the Company, the Chief Financial Officer of the Company or of Jefferies, the General Counsel of the Company and the Director of Human Resources of the Company or Jefferies each are hereby delegated authority to perform all ministerial functions under the Plan; for clarity, this delegation of authority includes authority to specify terms of subplans and rules and regulations under the Plan (including with respect to the Jefferies Deferred Compensation Plan, Jefferies Stock Award Deferral Program and Jefferies Employee Stock Purchase Plan), and agreements evidencing Awards, but does not include authority to grant new Awards, to establish the material terms of new Awards, or to amend, suspend, discontinue or terminate the Plan under Section 9.5.

3.3	Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company or any subsidiary to assist in the administration of the Plan. No member of the Committee or the Board, nor any officer or employee of the Company or any subsidiary acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee or the Board and any officer or employee of the Company or any subsidiary acting on behalf of the Committee, the Board or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

4.	Eligibility

Persons who are eligible to be granted Awards under the Plan include (i) any executive officer and other officer or employee of the Company or any subsidiary, (ii) any director of the Company or Jefferies (whether or not an employee of the Company or a subsidiary), (ii) any other person who provides substantial personal services to the Company or any subsidiary, and (iii) any person who has agreed to become an employee of the Company or a subsidiary, except that no such person may receive any payment or exercise any right relating to an Award (other than the making of an election that does not result in payment) until such person has commenced employment.

5.	Limitation on Shares Available for Awards; Adjustments

5.1	Aggregate Number of Shares Available for Awards.

(a)	Share Reservation. The total number of Shares that may be delivered under the Plan in connection with Awards shall be 12,000,000, subject to adjustment as provided in Section 5.2 and reduced by shares subject to awards granted under the 2003 Plan after January 28, 2021. Shares subject to an Award or an award granted under the 2003 Plan that are forfeited for any reason, expires unexercised, is canceled and replaced, is not accepted by the Participant or otherwise terminates without delivery of Shares to the Participant (and without delivery of cash in the case of an Award that was settleable potentially in Shares or cash) will not be deemed delivered for purposes of the Plan or the 2003 Plan, and, in the case of such a 2003 Plan award, such shares (including above-target shares if authorized under the award) will be added to the shares reserved and available under the Plan. Shares withheld or Shares equal to those surrendered in payment of any exercise or purchase price of an Award or 2003 Plan award or taxes relating to an Award or 2003 Plan award, and Shares underlying a Stock Appreciation Right or similar 2003 Plan award not delivered upon exercise thereof, will be treated as delivered for purposes of this Section 5.1. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate or with which the Company or a subsidiary or affiliate combines, shares delivered or deliverable in connection with such assumed or substitute Award shall not be counted against the number of shares reserved under the Plan.

(b)	Type of Shares Deliverable. The Shares delivered in connection with Awards may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares acquired in the market for the account of a Participant.

5.2	Adjustments. In the event of any change in the outstanding Shares while this Plan is in effect by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares,

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Appendix A

repurchase, liquidation, dissolution or other corporate exchange, any large, special and non-recurring dividend or distribution to shareholders or other similar corporate transaction, the Committee may make such substitution or adjustment, if any, as it deems to be equitable and in order to preserve, without enlarging, the rights of Participants, as to (i) the number and kind of Shares that may be delivered in connection with Awards granted thereafter, (ii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards and reserved therefor, (iii) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash, other Awards or other property in respect of any outstanding Award and (iv) performance goals and conditions, including those measured on a per Share basis, affected by such transaction; provided, however, that, with respect to outstanding Awards, upon the occurrence of an event constituting an “equity restructuring” as defined under Financial Accounting Standards Board Accounting Standards Codification Topic 718 with respect to Shares, each Participant shall have a legal right to the equitable adjustment of his or her outstanding Awards, with the manner of such adjustment to be determined by the Committee as provided in this Section 5.2. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and the performance goals relating thereto) in recognition of unusual or nonrecurring events (including events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant and any other circumstances deemed relevant. If, in a transaction triggering an adjustment hereunder, public shareholders of the Company receive cash for their equity interest in the Company, an adjustment providing for cancellation of an Award in exchange for a cash payment based solely on the then intrinsic value of the Award shall be deemed to meet the requirements of this Section 5.2. Adjustments determined by the Committee shall be final, binding and conclusive.

6.	Specific Terms of Awards

6.1	General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award, at the date of grant or thereafter (subject to Section 9.5), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant or upon the occurrence of other events. The Committee may require payment of consideration in connection with any Award, including for purposes of complying with requirements of the New York Business Corporation Law.

6.2	Options. The Committee is authorized to grant options to purchase Shares (Options) to Participants on the following terms and conditions:

(a)	Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that, except as provided in Section 7.5, such exercise price shall be not less than the Fair Market Value of a Share on the date of grant of such Option.

(b)	Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including cash, Shares, other Awards or awards granted under other Company plans, or other property (including by withholding Shares deliverable upon exercise or through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by which Shares will be delivered or deemed to be delivered to Participants.

(c)	Incentive Stock Options. The terms of any incentive stock option (ISO) granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless the Participant has first requested such disqualification.

6.3	Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights (SARs) to Participants on the following terms and conditions:

(a)	Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (X) the Fair Market Value of one Share on the date of exercise over (Y) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR, which, except as provided in Section 7.5, shall be not less than the Fair Market Value of one Share on the date of grant.

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(b)	Other Terms. The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, whether cash or Shares shall be payable to the Participant upon exercise, the method by which Shares will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem with any other Award and any other terms and conditions of an SAR.

6.4	Restricted Stock. The Committee is authorized to grant Awards, in the form of shares issued at or shortly after grant of the Award subject to restrictions (Restricted Stock), to Participants on the following terms and conditions:

(a)	Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise as the Committee may determine. Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder including the right to vote Restricted Stock or the right to receive dividends thereon (subject to Section 7.6).

(b)	Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part in the event of terminations resulting from specified causes.

(c)	Certificates for Shares. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, the Company shall retain physical possession of the certificate and the Participant shall have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(d)	Dividends and Distributions. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. The dates and terms upon which such reinvestment or purchases occur shall be within the discretion of the Committee. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or Share dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property has been distributed. Dividends and distributions on Restricted Stock will be subject to Section 7.6.

6.5	Deferred Stock. The Committee is authorized to grant Awards in the form of Shares to be delivered at a specified future date (Deferred Stock) to Participants, subject to the following terms and conditions:

(a)	Award and Restrictions. Issuance of Shares will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, under such circumstances, in such installments or otherwise as the Committee may determine.

(b)	Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such risk of forfeiture shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part in the event of terminations resulting from specified causes. Deferred Stock that is subject to a risk of forfeiture may be denominated as “restricted stock units.”

(c)	Dividend Equivalents. Subject to Section 7.6, (i) the Committee may provide that payments in the form of dividend equivalents will be credited in respect of Deferred Stock, which amounts may be paid or distributed when accrued or deemed reinvested in additional Deferred Stock; (ii) the dates and terms upon which such accrual or deemed reinvestment will occur shall be within the discretion of the Committee; and (iii) restrictions on such dividends or the Deferred Stock or other Awards resulting from deemed reinvestment shall be specified by the Committee.

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6.6	Bonus Shares and Awards in Lieu of Cash Obligations. The Committee is authorized to grant Shares as a bonus, or to grant Shares or other Awards in lieu of obligations of the Company or its subsidiaries to pay cash or grant other awards under other plans or compensatory arrangements of the Company or its subsidiaries. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

6.7	Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to or otherwise based on, or related to, Shares and factors that may influence the value of Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Shares or the value of securities of or the performance of specified subsidiaries. The Committee shall determine the terms and conditions of such Awards. Shares issued pursuant to an Award in the nature of a purchase right granted under this Section 6.7 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other Awards or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may be granted pursuant to this Section 6.7. Rights of employees to purchase Shares under the Jefferies Employee Stock Purchase Plan constitute Awards authorized under this Section 6.7; such purchase rights may include provision of reasonable purchase price discounts from Fair Market Value and purchase periods consistent with stock purchase plans, and will not be deemed to be Options under the Plan.

6.8	Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, which may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall accrue as cash amounts (with or without interest) or shall be deemed to have been reinvested in additional Shares, Awards or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture, Participant elections and such other terms as the Committee may specify, subject to Section 7.6. Dividend Equivalents that have satisfied applicable vesting conditions may be distributed at such time or times as may be specified by the Committee.

7.	Certain Provisions Applicable to Awards

7.1	Deferral of Cash Compensation into Awards. The Committee is authorized to grant Awards in lieu of cash compensation or upon the deferral of cash compensation payable by the Company or any subsidiary, including cash amounts payable under other plans of the Company or its subsidiaries. In such case, the Committee shall determine the value of the Awards to be granted in lieu of or upon deferral of such cash compensation, and may provide for a discount in such valuation in order to promote the purposes of the Plan. Shares deliverable in connection with Awards under this Section 7.1 shall be drawn from the Shares authorized under Section 5.1. From and after the Effective Date, the Jefferies Deferred Compensation Plan shall be implemented under this Plan with respect to any equity-based Awards thereunder.

7.2	Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or SAR exceed a period of ten years from the date of its grant (or, in the case of an ISO, such shorter period as may be applicable under Section 422 of the Code).

7.3	Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments or on a deferred basis. The settlement of any Award may be accelerated and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events. Installment or deferred payments may be required by the Committee (subject to Section 9.5 of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

7.4	Cancellation and Rescission of Awards. Unless the Award agreement specifies otherwise, the Committee may cancel any unexpired, unpaid or deferred Awards at any time, and, unless otherwise determined by the Committee, the Company (which for purposes of and as used in this Section 7.4 includes subsidiaries of the Company) shall have the

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additional rights set forth in subsection (d) below, in each case if the Participant is not in compliance with all applicable material provisions of the Award agreement and the Plan, including the following conditions:

(a)	A Participant shall not render services for any organization or engage directly or indirectly in any business that, in the judgment of the Chief Executive Officer of the Company or other senior executive officer designated by the Committee, is or becomes competitive with the Company. For Participants whose employment with the Company has terminated, the judgment of the Chief Executive Officer or other senior officer designated by the Committee shall be based on the Participant’s post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company and the other organization or business, the effect on the Company’s shareholders, customers, suppliers and competitors of the Participant assuming the post-employment responsibilities and such other considerations as are deemed relevant given the applicable facts and circumstances. A Participant who has terminated employment shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.

(b)	A Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company or use in other than the Company’s business any confidential information or material relating to the business of the Company which is acquired by the Participant either during or after employment with the Company.

(c)	A Participant shall disclose promptly and assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company and shall do anything reasonably necessary to enable the Company to secure a patent or other intellectual rights where appropriate in the United States and in foreign countries.

(d)	Upon exercise, settlement, payment or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of this Section 7.4, if requested by the Company. Failure to comply with the provisions of this Section 7.4 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award shall cause such exercise, payment or delivery to be rescinded. The Company shall notify the Participant in writing of any such rescission promptly upon receiving notice of facts entitling the Company to such rescission. Within ten days after receiving such a notice from the Company, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery pursuant to an Award. Such payment shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded exercise, payment or delivery, in which case the Company shall promptly repay any exercise price previously paid by the Participant for the Shares (provided that if such exercise price exceeds the Fair Market Value of the Shares returned (Fair Market Value to be determined at the time of the return), the amount repaid shall be such then-Fair Market Value of the Shares returned). The Committee may modify the conditions imposed under this Section 7.4 with respect to any Award.

7.5	Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for any other Award or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, any other right of a Participant to receive payment from the Company or any subsidiary, subject to the restriction on “repricing” in Section 9.5. Such additional, tandem, and substituted or exchanged Awards may be granted at any time. Subject to Section 9.5, the Committee may determine that, in granting a new Award, the intrinsic value of any surrendered Award or award may be applied to reduce the exercise price of any Option, grant price of any SAR or purchase price of any other Award.

7.6	Limitations on Dividends and Dividend Equivalents. Other provisions of the Plan notwithstanding,) dividends and dividend equivalents relating to any Award at minimum shall be forfeitable to the extent the related Award remains forfeitable upon a failure to achieve the specified performance conditions or a Participant’s failure to satisfy the specified service-based vesting conditions.

7.7	Clawback. Any provisions in this Plan or any Award agreement to the contrary notwithstanding, any compensation, payments or benefits provided hereunder, including a Participant’s profits realized from the sale of Shares relating to Awards, whether in the form of cash or otherwise, shall be subject to a “clawback” or recoupment to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank

A-7	Jefferies Financial Group

Appendix A

Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes-Oxley Act of 2002 or any regulations promulgated thereunder, and otherwise shall be subject to any clawback or recoupment policy of the Company as in effect at the time of grant of the Award or as adopted or amended at any time thereafter. References in the Plan or an Award agreement to lapse of restrictions, vesting or lapse of a risk of forfeiture do not apply to the additional forfeiture provisions authorized under this Section 7.7, unless the lapse of clawback or recoupment provisions is specifically stated.

7.8	Required Award Holding Period.

(a)	Awards granted to a Participant who at the time of the Award is the Company’s Chief Executive Officer or President will include a holding requirement as follows:

(i)	In the case of an Option or SAR, 75% of the Net Shares will be subject to the transfer limitations of Section 9.2 until the earlier of termination of employment or one year after the exercise.

(ii)	In the case of Awards other than an Option or SAR, 75% of the Net Shares will be subject to the transfer limitations of Section 9.2 until the earlier of termination of employment or three years after the vesting date.

(b)	Awards granted to a Participant, other than the Company’s Chief Executive Officer or President, who at the time of the Award is a named executive officer as defined in Item 402 of Regulation S-K will include a holding requirement as follows:

(i)	In the case of an Option or SAR, 50% of the Net Shares will be subject to the transfer limitations of Section 9.2 until the earlier of termination of employment or one year after the exercise.

(ii)	In the case of Awards other than an Option or SAR, 75% of the Net Shares will be subject to the transfer limitations of Section 9.2 until the earlier of termination of employment or three years after the vesting date.

(c)	Any period following vesting in which settlement of an Award other than an Option or SAR is deferred will be counted toward meeting this holding period requirement.

7.9	Loans Prohibited; Reload Features Prohibited. No credit shall be extended by the Company or any subsidiary to a Participant in the form of a personal loan in connection with Awards that have not been exercised or have not become vested and settled, whether for purposes of paying the exercise price or withholding taxes or any other purpose. Any amount due and payable to the Company by a Participant in connection with the exercise, vesting or settlement of an Award or otherwise relating to an Award shall be immediately due and shall be paid as promptly as practicable. The prohibition on personal loans in this Section 7.9 will apply to Participants to an extent and on terms consistent with the application of Section 13(k) of the Securities Exchange Act of 1934, as amended, to directors and executive officers. No term of an Award shall provide for automatic “reload” grants of additional Awards upon exercise of an Option or SAR or otherwise as a term of an Award.

8.	Performance Awards

The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be made subject to such performance conditions as specified by the Committee. The Committee may use such business criteria and measures of performance as it deems appropriate in establishing performance conditions.

9.	General Provisions.

9.1	Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system, or any other law, regulation or contractual obligation of the Company, until the Company is satisfied that such laws, regulations and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

9.2	Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated Beneficiary in the event of the Participant’s death) and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred during the lifetime of the Participant, for purposes of the Participant’s estate

2021 Proxy Statement	A-8

Appendix A

planning or other purposes consistent with the purposes of the Plan (as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Committee. The foregoing notwithstanding, no transfers of Awards or rights to third parties for value shall be permitted. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated or otherwise encumbered, and shall not be subject to the claims of creditors. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

9.3	No Right to Continued Employment; Leaves of Absence. Neither the Plan, the grant of any Award, nor any other action taken hereunder shall be construed as giving any employee, consultant, director or other person the right to be retained in the employ or service of the Company or any of its subsidiaries, nor shall it interfere in any way with the right of the Company or any of its subsidiaries to terminate any person’s employment or service at any time. Unless otherwise specified in the applicable Award agreement, an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award under the Plan.

9.4	Taxes. Awards shall be subject to applicable withholding taxes under U.S. federal (including FICA), state and local law (and any applicable tax law of a foreign jurisdiction). Each Participant, as a condition of the grant of any Award, shall have agreed to withholding for such taxes to the fullest extent authorized under this Section 9.4. Specifically, the Company and any subsidiary is authorized to withhold from any Award granted or to be settled, any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant amounts of mandatory withholding taxes due or payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of such withholding taxes relating to such Award and other tax obligations of a Participant relating to any Award if applicable marginal tax rates exceed withholding rates, to the extent such authorization would not result in additional accounting expense to the Company. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of the tax obligations applicable to the Participant’s Award.

9.5	Changes to the Plan and Awards. The Board may amend, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants, except that any amendment shall be subject to the approval of the Company’s shareholders at or before the next annual meeting of shareholders for which the record date is after the date of such Board action if such shareholder approval is required by any applicable federal or state law or regulation or the rules of the New York Stock Exchange, and the Board may otherwise, in its discretion, determine to submit other such amendments to shareholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted. The Committee may amend, suspend, discontinue or terminate the Plan if and to the extent that such action is within the scope of the Committee’s authority under its Charter, and the Committee may amend, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto; provided, however, that no such amendment or other action relating to an Award may provide for Award terms that the Plan would not then permit for a newly granted Award; and provided further, that, without the consent of an affected Participant, no such action with respect to the Plan or an Award may materially impair the rights of such Participant under an Award theretofore granted. Other provisions of the Plan notwithstanding, without the prior approval of shareholders, the Committee will not amend or replace previously granted Options or SARs (or options or stock appreciation rights granted under any other plan) in a transaction that constitutes a “repricing,” as that term is defined in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange or any other transaction resulting in a reduction in exercise price or base price or any cancellation of an Award or award at a time when its exercise price or base price exceeds the fair market value of the underlying Shares in exchange for another Option or SAR, any other Award or cash.

9.6	409A Awards and Deferrals. Other provisions of the Plan notwithstanding, the terms of any 409A Award (as defined below), including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Section 409A, including regulations and administrative guidance issued thereunder, and any terms not permitted under Code Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A and the regulations and guidance issued thereunder. Terms of Awards shall be interpreted in a manner that, according to the character of the Award, results in an exemption from Code Section 409A or compliance with Code Section 409A. Awards are subject to the Company’s “Compliance Rules Under Code Section 409A,” as adopted by the Committee.

A-9	Jefferies Financial Group

Appendix A

9.7	No Rights to Awards; No Shareholder Rights. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees, consultants or directors. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option or SAR, the Option or SAR is duly exercised.

9.8	International Participants. With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan with respect to such Participants or grant Awards not conforming to the terms of the Plan to such Participants in order that such Awards conform to the requirements of local law and customary employment practices in such locations and in order that such Awards shall serve the purposes of the Plan in light of such local laws and customary employment practices.

9.9	Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company or the subsidiary bearing the legal obligation; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s or any subsidiary’s obligations under the Plan to deliver cash, Shares, other Awards or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

9.10	Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission or the submission of any amendment to shareholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

9.11	Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee or otherwise provided under an applicable clawback policy, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award (although fractional share units may be credited on a hypothetical basis in connection with any Award if so authorized by the Committee). The Committee shall determine whether and in what manner cash, other Awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

9.12	Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and a Participant, including any permitted transferee of a Participant, the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

9.13	Governing Law. The validity, construction, and effect of the Plan, any rules and regulations under the Plan, and any Award agreement will be determined in accordance with the laws of the State of New York (including those governing contracts), without giving effect to principles of conflicts of laws, and applicable federal law.

9.14	Effective Date, Shareholder Approval and Plan Termination. The Plan will become effective upon its approval by the Company’s shareholders at the Company’s 2021 annual meeting of shareholders. Upon such approval of the Plan by the shareholders, no further awards will be granted under the 2003 Plan or the 1999 Directors’ Stock Compensation Plan, but any outstanding awards under those plans will continue in accordance with their terms, and the Company shall retain full power to modify any such outstanding award in accordance with the terms of the 2003 Plan and the 1999 Directors’ Stock Compensation Plan (this sentence shall be deemed to be an amendment to the 2003 Plan and the 1999 Directors’ Stock Compensation Plan). Unless earlier terminated by action of the Board, the authority of the Committee to make new grants under the Plan will terminate on the date that is ten years after the latest date upon which shareholders of the Company have approved the Plan, and thereafter the Plan will remain in effect until such time as the Company and any subsidiary have no further rights or obligations with respect to outstanding Awards or otherwise under the Plan, during which period the Committee shall retain its full powers under the Plan with respect to outstanding Awards.

2021 Proxy Statement	A-10

Jefferies

Jefferies Financial Group Inc.

520 Madison Avenue
New York, New York 10022

MIX
Paper from responsible sources
FSC
www.fsc.org

JEFFERIES FINANCIAL GROUP INC.
520 MADISON AVENUE, 11TH FLOOR
NEW YORK, NY 10022

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. ET on March 24, 2021 for shares held directly and by 11:59 p.m. ET on March 22, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/JEF2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. ET on March 24, 2021 for shares held directly and by 11:59 p.m. ET on March 22, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D33263-P48511	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
JEFFERIES FINANCIAL GROUP INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW AND FOR PROPOSALS 2, 3 AND 4.
1.	Election of Directors

	Nominees		For	Against	Abstain

	1a.	Linda L. Adamany	☐	☐	☐

	1b.	Barry J. Alperin	☐	☐	☐

	1c.	Robert D. Beyer	☐	☐	☐

	1d.	Francisco L. Borges	☐	☐	☐

	1e.	Brian P. Friedman	☐	☐	☐

	1f.	MaryAnne Gilmartin	☐	☐	☐

	1g.	Richard B. Handler	☐	☐	☐

	1h.	Jacob M. Katz	☐	☐	☐

	1i.	Michael T. O’Kane	☐	☐	☐

	1j.	Joseph S. Steinberg	☐	☐	☐

		For	Against	Abstain

2.	Approve named executive officer compensation on an advisory basis.	☐	☐	☐

3.	Approval of Jefferies’ New Equity Compensation Plan.	☐	☐	☐

4.	Ratify Deloitte & Touche LLP as independent auditors for the fiscal year-ending November 30, 2021.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2021 Proxy Statement and the 2020 Annual Report on Form 10-K are available at
www.proxyvote.com

D33264-P48511

JEFFERIES FINANCIAL GROUP INC.
Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Shareholders
March 25, 2021 at 10:00 A.M., Eastern Time

The undersigned shareholder of Jefferies Financial Group Inc. (the “Company”) hereby appoints Richard B. Handler, Brian P. Friedman and Joseph S. Steinberg, and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Shareholders of Jefferies Financial Group Inc. to be held virtually at www.virtualshareholdermeeting.com/JEF2021 on March 25, 2021 at 10:00 a.m., Eastern Time and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein and in their discretion on such other matters as may come before the meeting.

Receipt of the 2021 Notice and Proxy Statement and a copy of the Annual Report on Form 10-K to Shareholders for the fiscal year ended November 30, 2020 is hereby acknowledged. The undersigned hereby revokes all prior proxies granted by the undersigned.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR ITEMS 2, 3 and 4.

Continued and to be signed on reverse side